Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number 74111UAA2

$180,000,000

CREDIT AGREEMENT

Dated as of March 24, 2010

among

Prestige Brands, Inc.,
as Borrower

Prestige Brands Holdings, Inc.,
as Parent

and

The Lenders and Issuers Party Hereto

and

Bank of America, N.A.,
as Administrative Agent

and

Deutsche Bank Securities Inc.,
as Syndication Agent

_______________

Banc of America Securities LLC

and

Deutsche Bank Securities Inc.
Joint Lead Arrangers and Joint Book-Running Managers

TABLE OF CONTENTS
Page

ARTICLE I

Definitions, Interpretation and Accounting Terms

Section 1.1	Defined Terms	1
Section 1.2	Computation of Time Periods	39
Section 1.3	Accounting Terms and Principles	39
Section 1.4	Conversion of Foreign Currencies	40
Section 1.5	Certain Terms	40
Section 1.6	Letter of Credit Amounts	41

ARTICLE II

The Facilities

Section 2.1	The Commitments	41
Section 2.2	Borrowing Procedures	44
Section 2.3	Swing Loans	45
Section 2.4	Letters of Credit	47
Section 2.5	Termination of the Commitments	53
Section 2.6	Repayment of Loans	54
Section 2.7	Evidence of Debt	54
Section 2.8	Optional Prepayments	55
Section 2.9	Mandatory Prepayments	58
Section 2.10	Interest	60
Section 2.11	Conversion/Continuation Option	61
Section 2.12	Fees	62
Section 2.13	Payments and Computations	63
Section 2.14	Special Provisions Governing Eurodollar Rate Loans	65
Section 2.15	Capital Adequacy	66
Section 2.16	Taxes	67
Section 2.17	Substitution of Lenders	69
Section 2.18	Defaulting Lenders	71

ARTICLE III

Conditions to Loans and Letters of Credit

Section 3.1	Conditions Precedent to Initial Loans and Letters of Credit	72
Section 3.2	Conditions Precedent to Each Loan and Letter of Credit	75
Section 3.3	Conditions Precedent to Each Facilities Increase	76
Section 3.4	Determinations of Initial Borrowing Conditions	77

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ARTICLE IV

Representations and Warranties

Section 4.1	Corporate Existence; Compliance with Law	77
Section 4.2	Corporate Power; Authorization; Enforceable Obligations	78
Section 4.3	Ownership of Parent; Subsidiaries	79
Section 4.4	Financial Statements	79
Section 4.5	Material Adverse Change	80
Section 4.6	Solvency	80
Section 4.7	Litigation	80
Section 4.8	Taxes	80
Section 4.9	Full Disclosure	81
Section 4.10	Margin Regulations	81
Section 4.11	No Burdensome Restrictions; No Defaults	81
Section 4.12	Investment Company Act	82
Section 4.13	Use of Proceeds	82
Section 4.14	Insurance	82
Section 4.15	Labor Matters	82
Section 4.16	ERISA	83
Section 4.17	Environmental Matters	83
Section 4.18	Intellectual Property	84
Section 4.19	Title; Real Property	85
Section 4.20	Related Documents	85

ARTICLE V

Financial Covenants

Section 5.1	Maximum Leverage Ratio	86
Section 5.2	Minimum Interest Coverage Ratio	86
Section 5.3	[Reserved.]	87
Section 5.4	Capital Expenditures	87

ARTICLE VI

Reporting Covenants

Section 6.1	Financial Statements	87
Section 6.2	Default Notices	90
Section 6.3	Litigation	90
Section 6.4	Asset Sales	90
Section 6.5	Notices under Related Documents	90
Section 6.6	[Reserved.]	90
Section 6.7	Labor Relations	90
Section 6.8	Tax Returns	90
Section 6.9	Insurance	90
Section 6.10	ERISA Matters	91
Section 6.11	Environmental Matters	91
Section 6.12	Material Contracts	92
Section 6.13	Other Information	92

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ARTICLE VII

Affirmative Covenants

Section 7.1	Preservation of Corporate Existence, Etc.	93
Section 7.2	Compliance with Laws, Etc.	93
Section 7.3	Conduct of Business	93
Section 7.4	Payment of Taxes, Etc.	93
Section 7.5	Maintenance of Insurance	93
Section 7.6	Access	94
Section 7.7	Keeping of Books	94
Section 7.8	Maintenance of Properties, Etc.	94
Section 7.9	Use of Proceeds	94
Section 7.10	Environmental	94
Section 7.11	Additional Collateral and Guaranties	95
Section 7.12	Control Accounts; Approved Deposit Accounts	96
Section 7.13	Real Property	96
Section 7.14	Post-Closing Deliveries	97

ARTICLE VIII

Negative Covenants

Section 8.1	Indebtedness	98
Section 8.2	Liens, Etc.	100
Section 8.3	Investments	101
Section 8.4	Sale of Assets	103
Section 8.5	Restricted Payments	105
Section 8.6	Prepayment and Cancellation of Indebtedness	106
Section 8.7	Restriction on Fundamental Changes; Permitted Acquisitions	106
Section 8.8	Change in Nature of Business	107
Section 8.9	Transactions with Joint Ventures and Affiliates	107
Section 8.10	Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge	108
Section 8.11	Modification of Constituent Documents	108
Section 8.12	[Reserved.]	108
Section 8.13	Modification of Certain Documents	109
Section 8.14	Accounting Changes; Fiscal Year	109
Section 8.15	Margin Regulations	109
Section 8.16	Sale and Leaseback Transactions	109
Section 8.17	No Speculative Transactions	109
Section 8.18	Compliance with ERISA	109
Section 8.19	Environmental	110

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ARTICLE IX

Events of Default

Section 9.1	Events of Default	110
Section 9.2	Remedies	112
Section 9.3	Actions in Respect of Letters of Credit and Swing Loans	112
Section 9.4	Rescission	113
Section 9.5	Application of Proceeds	114

ARTICLE X

The Agents

Section 10.1	Appointment and Authority	114
Section 10.2	Rights as a Lender	115
Section 10.3	Exculpatory Provisions	115
Section 10.4	Reliance by Administrative Agent	116
Section 10.5	Delegation of Duties	116
Section 10.6	Resignation of Administrative Agent	117
Section 10.7	Non-Reliance on Administrative Agent and Other Lenders	118
Section 10.8	[Reserved]	118
Section 10.9	Administrative Agent May File Proofs of Claim	118
Section 10.10	Collateral and Guaranty Matters	119
Section 10.11	Secured Cash Management Obligations and Secured Hedging Contract Obligations	119
Section 10.12	Other Agents, Arrangers and Managers	120
Section 10.13	Withholding Tax Indemnity	120

ARTICLE XI

Miscellaneous

Section 11.1	Amendments, Waivers, Etc.	120
Section 11.2	Assignments and Participations	124
Section 11.3	Costs and Expenses	129
Section 11.4	Indemnities, Reimbursement, Damage Waiver	130
Section 11.5	Limitation of Liability	132
Section 11.6	Right of Set-off	133
Section 11.7	Sharing of Payments, Etc.	133
Section 11.8	Notices, Etc.	134
Section 11.9	No Waiver; Remedies	135
Section 11.10	Binding Effect	135
Section 11.11	Governing Law	136
Section 11.12	Submission to Jurisdiction; Service of Process	136
Section 11.13	Waiver of Jury Trial	136
Section 11.14	Marshaling; Payments Set Aside	136
Section 11.15	Section Titles	137
Section 11.16	Execution in Counterparts	137
Section 11.17	Entire Agreement	137

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Page

Section 11.18	Confidentiality	137
Section 11.19	Severability	138
Section 11.20	USA PATRIOT Act	138
Section 11.21	Interest Rate Limitation	139

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Schedules

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 4.2	-	Consents
Schedule 4.4	-	Financial Statements
Schedule 4.7	-	Litigation
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 4.18	-	Intellectual Property
Schedule 4.19	-	Real Property
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Intercompany Note
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit J	-	[Reserved]
Exhibit K	-	Form of United States Tax Compliance Certificate
Exhibit L	-	Form of Discounted Prepayment Option Notice
Exhibit M	-	Form of Lender Participation Notice
Exhibit N	-	Form of Discounted Voluntary Prepayment Notice
Exhibit O	-	Form of Affiliated Lender Assignment and Acceptance

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Credit Agreement, dated as of March 24, 2010, among Prestige Brands, Inc., a Delaware corporation (the “Borrower”), Prestige Brands Holdings, Inc., a Delaware corporation (the “Parent”), the Lenders (as defined below), the Issuers (as defined below), Bank of America, N.A. (“Bank of America”), as administrative agent for the Lenders and the Issuers and collateral agent for the Secured Parties (in such capacities, the “Administrative Agent”), and Deutsche Bank Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”).

W i t n e s s e t h:

Whereas, the Borrower has commenced a tender offer to purchase any and all of its 9.250% Senior Subordinated Notes due 2012 (the “Existing Senior Subordinated Notes”) governed by the terms of that certain Indenture, dated as of April 6, 2004, between the Borrower, certain other Loan Parties and U.S. Bank National Association, as trustee, (the “Existing Senior Subordinated Notes Trustee”) with such tender offer not scheduled to expire until after the Closing Date;

Whereas, the Borrower will, on the Closing Date, (i) repay in full all borrowings and terminate all commitments under the Existing Credit Agreement, (ii) issue Senior Notes in the aggregate principal amount of $150,000,000, (iii) make the initial Borrowings under this Agreement and (iv) pay all fees, commissions and expenses in connection with each of the foregoing;

Whereas, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement, a term loan, revolving credit and letter of credit facilities; and

Whereas, the Lenders and Issuers are willing to make available to the Borrower such term loan, revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions, Interpretation and Accounting Terms

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Price” has the meaning specified in Section 2.8(c)(iii) (Optional Prepayments).

“Acceptance Date” has the meaning specified in Section 2.8(c)(ii) (Optional Prepayments).

“Additional Permitted Debt” means unsecured Indebtedness of the Borrower that (a) is junior to or pari passu with the Senior Notes, (b) bears interest and provides for the payment of fees on terms and conditions not significantly less favorable to any Loan Party from those offered to similarly situated borrowers in the marketplace for similar facilities, (c) has a maturity not earlier and an average life to maturity not less than that of the Senior Notes (calculated at the time of incurrence of such Indebtedness), (d) does not conflict with the mandatory prepayment requirements provided hereunder and (e) is otherwise on terms and conditions that, taken as a whole, are materially not less favorable to the Loan Parties and the interests of the Administrative Agent, the Syndication Agent or any of the Lenders, Issuers or other Secured Parties under the Loan Documents than those of the Senior Notes and the Senior Notes Documents.

“Additional Permitted Debt Document” means any note, indenture or credit agreement governing the issuance or setting forth the terms of any Additional Permitted Debt and any other agreement, certificate, power of attorney, or document related to any of the foregoing.

“Additional Permitted Debt Notice” means a written notice executed by a Responsible Officer of the Parent with respect to the incurrence of Additional Permitted Debt stating that (a) no Event of Default has occurred and is continuing and (b) the Parent (directly or indirectly through one of its Subsidiaries) intends and expects to use all (or an amount identified in such notice) of the proceeds of such Additional Permitted Debt substantially contemporaneously with the issuance of such Additional Permitted Debt as part of the consideration to be paid for a Permitted Acquisition identified therein.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 11.8 (Notices, Etc.), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” means any Lender who is or becomes an Affiliate of the Parent; provided that no Purchasing Borrower Party shall be deemed to be an Affiliated Lender.

“Affiliated Lender Assignment and Acceptance” has the meaning specified in Section 11.2(k) (Assignments and Participations).

“Agent” means each of the Administrative Agent, the Syndication Agent and each Arranger.

“Agent Affiliate” has the meaning specified in Section 11.5(b) (Limitation of Liability).

“Agreement” means this Credit Agreement.

“Alternative Currency” means any lawful currency (other than Dollars) that is readily transferable into Dollars.

“Anti-Terrorism Law” has the meaning specified in Section 4.1(b) (Corporate Existence; Compliance with Law).

“Anti-Terrorism Order” has the meaning specified in Section 4.1(b) (Corporate Existence; Compliance with Law).

“Applicable Discount” has the meaning specified in Section 2.8(c)(iii) (Optional Prepayments).

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means the following:

(a)  with respect to (i) Term Loans maintained as Base Rate Loans, a rate equal to 2.25% per annum and (ii) Term Loans maintained as Eurodollar Rate Loans, a rate equal to 3.25% per annum; and

(b)  (i) during the period from the Closing Date until the first date after the Closing Date on which Financial Statements pursuant to Section 6.1(b) (Financial Statements) are delivered hereunder, with respect to (A) Revolving Loans and Swing Loans maintained as Base Rate Loans, a rate equal to 2.25% per annum and (B) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 3.25% per annum and (ii) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements)) set forth below:

Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans
Greater than or equal to 4.0 to 1	2.50%	3.50%
Less than 4.0 to 1 and equal to or greater than 2.5 to 1	2.25%	3.25%
Less than 2.5 to 1	2.00%	3.00%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Revolving Loans and Swing Loans upon delivery by the Parent to the Administrative Agent of new Financial Statements pursuant to Section 6.1(b) or (c) (Financial Statements), as applicable.  Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Parent shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(b) or (c) (Financial Statements), the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 101st day after the end of such Fiscal Year, as the case may be, to but not including the date the Parent delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin provided for by this definition.

In the event that any financial statement under Section 6.1 (Financial Statements) or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered or within 91 days after the date on which all Loans have been repaid and all Commitments have been terminated, and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the default rate of interest specified in Section 2.10(c) (Interest)), at any time prior to the date that is five (5) Business Days following such demand.

“Applicable Unused Commitment Fee Rate” means 0.50% per annum.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party.  “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Fund” means, with respect to any Person, any Fund that is administered, advised or managed by such Person, an Affiliate of such Person or by any other entity that also administers, advises or manages such Person or Affiliate.

“Arranger” means each of Banc of America Securities LLC and Deutsche Bank Securities Inc., in their capacity as joint lead arrangers and joint book-running managers.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.4(b)(iii) (Letters of Credit).

“Available Credit” means, at any date, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings on such date, after giving effect to any substantially contemporaneous repayment of any Loan or Reimbursement Obligation on such date.

“Available Employee Basket” means, at any time, $5,000,000 less the sum of the following:  (a) the aggregate amount of all cash payments made in respect of Indebtedness incurred in reliance upon Section 8.1(m) (Indebtedness) after the Closing Date and (b) the aggregate amount of all cash dividends made pursuant to Section 8.5(c) (Restricted Payments) after the Closing Date (other than Restricted Payments as described under Section 8.5(c)(i) (Restricted Payments)).

“Bank of America ” has the meaning specified in the preamble to this Agreement.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)  the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”;

(b)  0.5% per annum plus the Federal Funds Rate; and

(c)  the Eurodollar Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.14 (Borrower Materials).

“Borrower’s Accountants” means PricewaterhouseCoopers or other independent nationally recognized public accountants acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld.

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under Requirement of Law of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as capitalized liability on a balance sheet of such Person prepared in conformity with GAAP.  Notwithstanding the foregoing and Section 1.3 (Accounting Terms and Principles) hereof, any obligations of a Person under a lease (whether now existing or entered into after the date hereof) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption of changes in GAAP outlined by FASB in its press release dated March 19, 2009.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases determined in accordance with GAAP.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the

Administrative Agent (although such account may also have words referring to any Loan Party and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means each the following:

(a) (i) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof and (ii) securities owned by a Foreign Non-Guarantor and issued, fully guaranteed or insured by the United Kingdom or any agency or instrumentality thereof (as long as that the full faith and credit of the United Kingdom is pledged in support of those securities);

(b) (i) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances (in each case, at the time of acquisition, that are rated at least “A-1” by S&P or “P-1” by Moody’s) of any commercial bank that is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, having combined capital and surplus of at least $1,000,000,000 and (ii) certificates of deposit, eurodollar time deposits, banker’s acceptances and overnight bank deposits of any foreign bank, or its branches or agencies (fully protected against currency fluctuations), having capital and surplus in excess of $500,000,000 and a Thomson BankWatch Rating of at least “B” and owned by any Foreign Non-Guarantor;

(c)  repurchase obligations with a term of not more than seven days with respect to securities of the types described in clause (a) or (b) above of a Person permitted to make Investments in such securities pursuant to such clauses and with a Lender or any Affiliate thereof or a financial institution meeting the definition of clause (b) or (c) of the definition of “Eligible Assignee”;

(d) (i) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (ii) commercial paper owned by a Foreign Non-Guarantor of an issuer having the highest rating obtainable from S&P or Moody’s; and

(e) (i) shares of any money market fund that (A) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (B) has net assets whose Dollar Equivalent exceeds $500,000,000 and (C) is rated at least “A-1” by S&P or “P-1” by Moody’s and (ii) shares owned by a Foreign Non-Guarantor of any money market fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above;

provided, however, that (x) the maturities of all obligations of the type specified in clauses (a) through (e) above shall not exceed the lesser of the time specified in such clauses and (A) in the case of obligations owned by a Foreign Non-Guarantor, 180 days and (B) otherwise, 360 days and (y) “Cash Equivalents” shall not include Securities of the Parent and its Subsidiaries, Joint Ventures of any of them and any Affiliate or Approved Fund of any of the foregoing.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the sum of, without duplication and in each case determined on a Consolidated basis for such Person and its Subsidiaries and included in such sum only to the extent included in the calculation of Interest Expense, (a) the Non-Cash Interest Expense of such Person for such period, (b) any fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries during such period in connection with the consummation of the Transactions, (c) any premiums paid and consent payments made in connection with the tender offer for the Existing Senior Subordinated Notes during such period, (d) any fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries during such period in connection with the consummation of any Permitted Acquisition or Sale of Business permitted hereunder, (e) any upfront fee and other cash payments made during such period by the Borrower as a condition to the execution of any Interest Rate Contract permitted hereunder to other parties to such Interest Rate Contract as consideration required by such other parties to enter into such Interest Rate Contract, (f) any fees paid during such period by or on behalf of the Borrower to any Agent pursuant to any Fee Letter, (g) any Consolidated net cash gain of such Person and its Subsidiaries under Interest Rate Contracts for such period and (h) any Consolidated interest income of such Person and its Subsidiaries for such period.

“CERCLA” has the meaning given to such term in the definition of “Environmental Laws”.

“Change of Control” means the occurrence of any event, transaction or occurrence as a result of which any of the following occurs:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of Securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that each Person will be deemed to have “beneficial ownership” of all Stock and Stock Equivalents that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Stock and Stock Equivalents of the Parent representing more than 30% of the voting power or economic interests of all Stock and Stock Equivalents of the Parent;

(b)  during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors (or similar governing body) of the Parent (together with any directors whose election by the board of directors of the Parent or whose nomination for election by the members of the Parent was approved by a vote of at least a majority of the directors (or members of a similar governing body) then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors (or members of a similar governing body) then in office;

(c)  the Parent shall cease to own and control, directly or through one or more Wholly-Owned Subsidiaries, all of the economic and voting rights associated with all of the outstanding Stock of the Borrower; or

(d)  any “Change of Control” under and as defined in the Senior Notes Indenture or any term of similar import under any Senior Notes Document.

“Change of Law” has the meaning specified in Section 2.14(c) (Special Provisions Governing Eurodollar Rate Loans).

“Closing Date” means March 24, 2010.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, the Foreign Collateral Documents, the Mortgages (if any are executed after the Closing Date), the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Parent or any of its Subsidiaries in the ordinary course of its business.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

“Commodity Account” has the meaning given to such term in the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date, excluding any credit for deferred federal, state, local and foreign income tax.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Parent, and only to the extent included in current liabilities of the Parent and its Subsidiaries on a Consolidated balance sheet thereof, the sum of, without duplication, (a) the principal amount of any current portion of long-term Consolidated Financial Covenant Debt of such Person, (b) the then outstanding principal amount of the Loans, (c) the current portion of any accrued and unpaid interest on any Indebtedness described under clause (a) or (b) above and (d) liabilities for deferred federal, state, local and foreign income tax.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that (i) is a Loan Party and that is subject to any consensual restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation or (ii) is not a Loan Party and that is subject to any restriction or limitation (whether or not consensual) on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) extraordinary, unusual or non-recurring gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded, (d) gains and losses from businesses reflected on the Financial Statements of such Person as discontinued operations shall be excluded and (e) any restructuring charges or other non-recurring fees, costs or expenses incurred (x) in connection with the Transactions or (y) incurred prior to the Closing Date (including, with respect to the Fiscal Quarter ended September 30, 2009, up to $2,500,000 in the aggregate in respect of restructuring expenses and expenses incurred in connection with the replacement of the chief executive officer of the Parent) shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and obligations of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any chemicals, material, substance, waste, pollutant, contaminant, constituent in any form, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls, regulated or which can give rise to liability under any Environmental Law.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party.  “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary or Joint Venture of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person operates under at such time), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens, in each case as long as no such Lien secures any Indebtedness for borrowed money:

(a)  Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not overdue by more than 30 days or that can be paid without penalty or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, which proceedings have the effect during their pendency of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(b)  Liens of landlords arising by statute (or, with the Administrative Agent’s consent, by contract) and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law (including, as applicable, under Article 2 of the uniform commercial code of any state of the United States or the District of Columbia and similar laws) created in the ordinary course of business for amounts not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)  pledges and cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment or other insurance obligations or other types of social security benefits or similar legal obligations or to secure the performance of bids, statutory obligations, public obligations to any Governmental Authority, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, customs or performance bonds;

(d)  encumbrances arising by reason of zoning restrictions, easements, licenses, building codes, land-use restrictions, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)  Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)  Liens, pledges and cash deposits to secure any appeal bond with respect to any judgment or order (or similar process) or Liens otherwise granted as part of such judgment or order (or similar process), in each case to the extent no Event of Default exists as a result of such Lien, judgment or order;

(h)  rights of setoff, banker’s liens and similar rights in favor of a banking institution that arise as a matter of law, encumber deposits and are within the general parameters customary in the banking industry; and

(i)  Liens that might be deemed to exist on the assets subject to a repurchase agreement constituting a Cash Equivalent permitted hereunder, if such Liens are deemed to exist solely because the existence of such repurchase agreement.

 “Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Parent or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passing of applicable grace periods or the giving of notice or both, would become an Event of Default if not cured or waived.

“Defaulting Lender” means, subject to Section 2.18(b) (Defaulting Lenders), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of the same, (b) has notified the Borrower or any Agent in writing that it does not intend to comply with any such funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; provided that in the event any Term Loan Lender has made a public statement on or prior to the Closing Date or any Facilities Increase Date to the effect that it does not intend to comply with its funding obligations hereunder with respect to its Term Loan Commitment as of such date, to the extent such Term Loan Lender actually satisfies such Term Loan Commitment in full as of the Closing Date or as of such later date when such Borrowing of Incremental Term Loans is consummated, as applicable, such Term Loan Lender, in its capacity as such, shall not be deemed to be a “Defaulting Lender” solely by virtue of such statement, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent, that it will comply with such funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock or Stock Equivalents in such Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Disclosure Documents” means, collectively, (a) the confidential information memoranda and related materials prepared in connection with the syndication of the Facilities, (b) the Senior Notes Offering Memorandum and (c) on and after the issuance of any Additional Permitted Debt, any offering memoranda, information memoranda and similar documentation distributed to prospective participants in a syndication or an offering in respect thereof.

“Discount Range” has the meaning specified in Section 2.8(c)(ii) (Optional Prepayments).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.8(c)(ii) (Optional Prepayments).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.8(c)(i) (Optional Prepayments).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.8(c)(v) (Optional Prepayments).

“Disqualified Stock” means any Stock of the Parent that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, (c) is Indebtedness or is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, in each of clause (a), (b) and (c) coming due sooner than the first anniversary of the then Latest Maturity Date; provided, however, that only the portion of Stock which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Disqualified Stock; and provided, further, that any Stock that would constitute “Disqualified Stock” solely because the holders thereof have the right to require the Parent or any of its Subsidiaries to repurchase such Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Stock (and all such Securities into which it is convertible or for which it is exchangeable) provide that none of the Parent or its Subsidiaries may repurchase or redeem any such Stock (or any such Securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to the payment in full of the Secured Obligations.

“Disqualified Stock Document” means any agreement, certificate, power of attorney, or other document relating to any Disqualified Stock.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Bank of America in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Parent organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period,

(a)  Consolidated Net Income of such Person for such period plus

(b)  the sum of, in each case (other than in the case of clause (xii) below) to the extent included in the calculation of such Consolidated Net Income as a reduction thereof but without duplication, the following:

                (i)  any provision for federal, state, local and foreign income tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax;

                (ii)  Interest Expense;

                (iii)  [Reserved];

                (iv)  depreciation, depletion and amortization expenses;

                (v)   cash expenses made during such period in connection with any Permitted Acquisition for which such Person or its Consolidated Subsidiaries have received during such period indemnification payments in respect of any Permitted Acquisition, to the extent reimbursed by third parties that are not Affiliates of such Person or any of its Consolidated Subsidiaries;

                (vi)  fees and expenses paid during such period in connection with the exchange of the Senior Notes for notes registered with the Securities and Exchange Commission;

                (vii)  any aggregate net loss in such period from the sale, exchange or other disposition of capital assets (other than dispositions of inventory in the ordinary course of business) by such Person or any of its Consolidated Subsidiaries in an amount not to exceed $20,000,000 in the aggregate for all such periods;

                (viii)  any write-off made in such period of deferred financing costs;

                (ix)  earn-out obligations incurred in connection with any Permitted Acquisition and paid or accrued during such period;

                (x)  tender premium, consent solicitation fee and other fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries during such period in connection with the consummation of the Transactions;

                (xi)  all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants;

                (xii)  payments received by such Person or any of its Consolidated Subsidiaries from business interruption insurance; and

                (xiii)  reasonable fees, costs and expenses relating to any Asset Sales permitted hereunder (whether or not such transaction is consummated); and minus

(c)  the sum of, in each case, to the extent included in the calculation of such Consolidated Net Income as an increase thereto but without duplication, each of the following:

                (i)  any credit for income tax;

                (ii)  Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period;

                (iii)  any Consolidated interest income of such Person and its Subsidiaries for such period;

                (iv)  [Reserved];

                (v)  any aggregate net gain in such period (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person or any of its Consolidated Subsidiaries (other than dispositions of inventory in the ordinary course of business);

                (vi)  any cash refund of any payment in such period of any item described in clause (b) above which payment or item was added to Consolidated Net Income in the calculation of EBITDA by reason of such clause either in such period or in any prior period; and

                (vii)  any other non-cash gains or other items which have been added in determining Consolidated Net Income of such Person for such period, including any reversal of a change referred to in clause (b)(xi) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.2(a) (Assignments and Participations) (subject to such consents, if any, as may be required under Section 11.2(a) (Assignments and Participations)); provided that none of (i) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (i); (ii) any natural person; or (iii) any Purchasing Borrower Party shall be deemed to be an Eligible Assignee.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.) (“FIFRA”); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any alleged violation of any Environmental Law, or to any environmental, health or safety condition or to any Release or threatened Release.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means any issue or sale of any Stock or Stock Equivalent of the Parent or any Subsidiary of the Parent by the Parent or any such Subsidiary to any Person other than the Parent or any such Subsidiary (or any Joint Venture of any of them), in each case other than any issuance of common Stock of the Parent (a) that constitutes Nominal Shares or (b) occurring in the ordinary course of business to any director, member of the management or employee of the Parent or its Subsidiaries.

“Equity Issuance Notice” means, with respect to any Equity Issuance, a notice from the Parent to the Administrative Agent delivered on or before the date of consummation of such Equity Issuance (a) that the Parent (directly or indirectly through one of its Subsidiaries or Permitted Joint Venture) intends and expects to use Net Cash Proceeds of such Equity Issuance identified in such notice and (b) identifying separately (i) the portion of the Net Cash Proceeds of such Equity Issuance that is anticipated to be used to make Investments permitted under Section 8.3(m) (Investments) and (ii) the portion of the Net Cash Proceeds of such Equity Issuance that is anticipated to be used to make Permitted Acquisitions, and identifying each Permitted Acquisition to be made therewith.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Parent, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Parent, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Parent or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or (j) the aggregate unfunded vested benefits (as determined under Section 4006(a)(3)(E)(iii) of all Title IV Plans (disregarding Title IV Plans with no unfunded vested benefits) exceed $50,000,000 and the funded vested benefit percentage of such Title IV Plan is less than 90 percent.

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, for purposes of determining the Base Rate under clause (c) of the definition thereof, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than two London Banking Days preceding the date of determination).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:
Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

In no event shall the Eurodollar Rate be less than 1.50%.

 “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means, for any period, each calculated on a Consolidated basis, (a) EBITDA of the Parent for such period plus (b) the sum of, without duplication, (i) the excess, if any, of the Working Capital of the Parent at the beginning of such period over the Working Capital of the Parent at the end of such period and (ii) any cash refund of any payment or expense set forth in clause (c) below for which credit was given pursuant to such clauses in prior periods, minus (c) the sum (without duplication, including duplications that may occur because of the inclusion of any of the following in the calculation of any defined term used below) of all of the following:

                (i)  scheduled and mandatory cash principal payments on the Loans during such period;

                (ii)  cash principal payments made by the Parent or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement;

                (iii)  scheduled cash payments made by the Parent or any of its Subsidiaries on Capital Lease Obligations during such period to the extent such Capital Lease Obligations and payments are permitted by this Agreement;

                (iv)  Unfinanced Capital Expenditures made by the Parent or any of its Subsidiaries during such period to the extent permitted by this Agreement;

                (v)  cash payments of federal, state, local and foreign income tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax made during such period by Parent or any of its Subsidiaries;

                (vi)  cash Restricted Payments permitted to be made in reliance upon Section 8.5(c) (Restricted Payments) for the sole purpose of funding cash payments made during such period to any then existing or former director, officer or employee of Parent or any of its Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any of their Stock or Stock Equivalents of Parent;

                (vii)  cash payments (other than in respect of taxes, which are governed by clause (v) above) made during such period for any liability which accrual in a prior period did not reduce EBITDA and therefore increased Excess Cash Flow in such prior period (and there was no other reduction to EBITDA or Excess Cash Flow related to such payment);

                (viii)  Cash Interest Expense made during such period (plus, but only to the extent subtracted from Interest Expense in the calculation of Cash Interest Expense, any fees and expenses described in clauses (b) through (e) of the definition of “Cash Interest Expense”);

                (ix)  all cash expenses made during such period, to the extent such cash expenses were added back to Consolidated Net Income in the calculation of EBITDA pursuant to clauses (b)(v), (vi), (vii), (ix) and (x) of the definition of “EBITDA”; and

                (x)  the excess, if any, of the Working Capital of the Parent at the end of such period over the Working Capital of the Parent at the beginning of such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary in respect of which either (i) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Secured Obligations, or (ii) such Subsidiary entering into Guaranty Obligations in respect of the Secured Obligations, could reasonably be expected, in the good faith judgment of the Parent, result in materially adverse tax consequences to any Loan Party or any Subsidiary of any Loan Party, unless, in the case of clauses (i) and (ii), such Subsidiary has entered into Guaranty Obligations in respect of the Senior Notes Indenture or other Indebtedness of any Loan Party having substantially similar tax consequences, or (b) Prestige Brands (UK) Limited and Wartner USA B.V.

“Existing Credit Agreement” means, as amended to the date hereof, that certain Credit Agreement, dated as of April 6, 2004, by and among the Borrower, as borrower, and the financial institutions from time to time party thereto as agents and lenders.

“Existing Senior Subordinated Notes” has the meaning specified in the recitals hereto.

“Existing Senior Subordinated Notes Redemption Date” has the meaning specified in Section 3.1(d) (Conditions Precedent to Initial Loans and Letters of Credit).

“Existing Senior Subordinated Notes Trustee” has the meaning specified in the recitals hereto.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Facilities Increase” has the meaning specified in Section 2.1(c) (The Commitments).

“Facilities Increase Date” has the meaning specified in Section 2.1(c) (The Commitments).

“Facilities Increase Notice” means a notice from the Borrower to the Administrative Agent requesting a Facilities Increase, which may include any proposed term and condition for such proposed Facilities Increase but shall include in any event the amount of such proposed Facilities Increase.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) of any Loan Party at any date that are the object of a transaction or series of transactions, the value of the consideration obtainable in a sale of such asset at such date or on the date of such transaction or series of transactions assuming a sale by a willing seller to a willing purchaser, neither of which is under pressure or compulsion to complete the transaction and both of which are dealing at arm’s length, having regard to the nature and characteristics of such asset, as reasonably determined by the board of directors (or equivalent governing body) of such Loan Party (unless the Dollar Equivalent of such consideration is equal to or less than $5,000,000, as determined by a Responsible Officer of the Borrower) or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received and determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means (a) the fee letter, dated as of the date hereof, among the Borrower, the Parent and the Administrative Agent, (b) the fee letter, dated as of the date hereof, among the Borrower, the Parent and the Arrangers and (c) any additional fee letter entered into as part of a Facilities Increase and executed by, among others, the Administrative Agent.

“FIFRA” shall have the meaning given to such term in the definition of “Environmental Laws”.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenant Debt” of any Person means Indebtedness of such Person and its Subsidiaries of the type specified in clauses (a), (b) (other than contingent obligations also of the type specified in clause (c) of such definition), (d), (e), (f) and (h) of the definition of “Indebtedness” and non-contingent of obligations of the type specified in clause (c) of such definition, in each case to the extent each such item would be classified as “indebtedness” on a Consolidated balance sheet of such Person.

“Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on March 31.  The Fiscal Year 2011 is the Fiscal Year ending March 31, 2011.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Collateral Documents” means (i) the Share Mortgage between Prestige Brands International, Inc. and the Administrative Agent and (ii) any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations under any law other than United States federal, state or local law.

“Foreign IP Subsidiary” means one or more Wholly-Owned Subsidiaries of any Loan Party (a) that is incorporated in Ireland, Switzerland or other jurisdictions reasonably acceptable to the Administrative Agent, (b) whose Stock and Stock Equivalents shall be pledged to the Administrative Agent to the extent required pursuant to Section 7.11 (Additional Collateral and Guaranties) and (c)(i) whose Constituent Documents do not prevent or otherwise limit, and whose jurisdiction of organization and applicable Requirements of Law do not prevent or otherwise limit, the granting of Requisite Priority Liens to the Administrative Agent on 65% of the Stock of such Wholly-Owned Subsidiaries, foreclosure under such Requisite Priority Liens or any other exercise of remedies similar to the remedies set forth in the Pledge and Security Agreement in respect of capital stock and (ii) whose Constituent Documents do not prevent or otherwise limit (except to the extent required by applicable Requirements of Law), any payment by any Wholly-Owned Subsidiary to any Loan Party (whether directly or indirectly through any Wholly-Owned Subsidiary).

“Foreign IP Transfer” means the transfer to one or more Foreign IP Subsidiaries of (a) any Intellectual Property to the extent registered in any jurisdiction other than the United States or any

State thereof or the District of Columbia or (b) any unregistered Intellectual Property and all rights under manufacturing, distribution and other contracts, in each case to the extent such Intellectual Property and rights are used in or otherwise related to the development, marketing, manufacturing, packaging, handling, distribution or sale of products sold only outside of the United States.

“Foreign Non-Guarantor” means any Non-Guarantor that is not organized under the laws of any State of the United States of America or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.18(a)(iv) (Defaulting Lenders), or (ii) cash collateral or other credit support acceptable to the Letter of Credit Issuer shall have been provided in accordance with Section 2.4 (Letters of Credit), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Ratable Portion of Swing Loans other than Swing Loans as to which (i) such Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.18(a)(iv) (Defaulting Lenders), or (ii) cash collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with Section 2.3 (Swing Loans).

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or other-

wise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof.  The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Honor Date” has the meaning specified in Section 2.4(c)(i) (Letters of Credit).

“Increase Joinder” has the meaning specified in Section 2.1(c)(iv) (the Commitments).

“Incremental Term Loans” has the meaning specified in Section 2.1(c)(ii) (the Commitments).

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person coming due sooner than the first anniversary of the then Latest Maturity Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed and is not otherwise liable for the payment of such Indebtedness; provided, however, that Indebtedness shall not include any earn-out obligations of such Person or obligations of such Person in connection with any consulting agreement, in each case owing to the seller in connection with any Permitted Acquisition, until such obligations shall be earned.  The value for purpose of this Agreement of any Indebtedness qualifying as such under clause (j) above (regardless of whether such Indebtedness qualifies as such under any other clause hereof) shall be deemed to be equal to the lesser of (x) the amount of such Indebtedness and (y) the Fair Market Value of the property subject to a Lien securing any of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Cash Interest Expense of such Person for such period.

“Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Term Loan Maturity Date or the Revolving Credit Termination Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Term Loan Maturity Date or the Revolving Credit Termination Date, as applicable (with Swing Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or, if acceptable to all applicable Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

                (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                (ii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                (iii)  the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

                (iv)  the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $2,000,000 or that is not an integral multiple of $500,000 in excess thereof; and

                (v)  there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.  For purposes of Article VIII (Negative Covenants), the outstanding amount of any Investment made by any Person at any time shall be calculated as the excess of the initial amount of such Investment made by such Person (including the Fair Market Value of all property transferred by such Person as part of such Investment) over the sum of, without duplication, (x) all returns of principal or capital thereof received on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Indebtedness received by such Person) and (y) all liabilities of such Person expressly transferred, prior to such time, in connection with the sale or disposition of such Investment, but only to the extent such Person is fully released of such liabilities by such transfer.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit.  The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, (ii) each Lender or Affiliate of a Lender that hereafter becomes an issuer of Letters of Credit hereunder with the approval (such approval not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers, in its capacity as such Issuer.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuer and the Borrower (or any Subsidiary) or in favor of such Issuer and relating to such Letter of Credit.

“Joint Venture” means any Person (a) that is not a Subsidiary of the Parent or the Borrower, either directly or indirectly, (b) in which the Parent, the Borrower, any of their respective Subsidiaries or any other Joint Venture owns Stock or Stock Equivalents and (c) for which the Parent and the Borrower, in the aggregate together with their respective Subsidiaries, is, directly or indirectly, the beneficial owner of 5% or more of any class of the Stock or Stock Equivalents thereof.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Latest Maturity Date” means the latest of (i) the Term Loan Maturity Date, (ii)  the Scheduled Termination Date and (iii) the maturity date of any additional Term Loans made pursuant to any Facilities Increase under Section 2.1(c) (the Commitments).

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each Person party hereto from time to time as a “Lender” and, as the context requires, includes the Swing Loan Lender.

“Lender Participation Notice” has the meaning specified in Section 2.8(c)(iii) (Optional Prepayments).

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Ratable Portion.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuer.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Credit Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.12(b) (Fees).

“Letter of Credit Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Reimbursement Obligations at such time, including all Letter of Credit Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06 (Letter of Credit Amounts).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

 “Letter of Credit Sublimit” means $5,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Financial Covenant Debt of such Person and its Subsidiaries outstanding as of such date to (b) Consolidated EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, each Fee Letter, each Issuer Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Change” means a material adverse change in any of (a) the business, assets, operations, properties, performance, condition (financial or otherwise) or contingent liabilities of the Parent and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document or (c) the material rights and remedies of the Administrative Agent, the Syndication Agent, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Event of Default” means each Event of Default set forth in clause (a), (b), (e)(i), (e)(iii) or (f) of Section 9.1 (Events of Default).

“Maximum Rate” has the meaning specified in Section 11.21 (Interest Rate Limitation).

“MNPI” has the meaning specified in Section 2.8(c)(i) (Optional Prepayments).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each of the agreements, documents and instruments (including title policies or marked-up unconditional insurance binders (in each case, together with all documents referred to therein), maps, plats, current as-built surveys, environmental reports, “life of loan” Federal Emergency Management

Agency standard flood hazard determinations (together with notices about special flood hazard area status and flood disaster assistance) duly executed by the Borrower and the applicable Loan Parties, certificates evidencing insurance coverages required by Section 7.5 (Maintenance of Insurance) and flood insurance coverage, evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, each in form and substance reasonably satisfactory to it, to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce valid and enforceable Requisite Priority Liens on such parcel of Real Property (which may be in favor of, instead of the Administrative Agent, such other trustee as may be required or appropriate under local law), subject only to (a) Liens permitted under Section 8.2 (Liens, Etc.) and (b) such other Liens as the Administrative Agent may reasonably approve.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Parent or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale other than any Foreign IP Transfer and other than an Asset Sale permitted under clauses (a) through (h) and (i)(A) of Section 8.4 (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition (including fees, commission, costs and other expenses), (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, as long as evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent, and (iv) appropriate amounts provided by the seller as a reserve (but only to the extent such amounts remain set aside as a reserve), in accordance with GAAP, against all liabilities associated with the property disposed of in such Asset Sale and retained by the Parent or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Asset Sale, (b) Property Loss Event or (c)(i) Equity Issuance or (ii) any Debt Issuance other than as permitted under Section 8.1 (Indebtedness) (other than clause (k)(ii)), in each case net of taxes, fees, commissions, indemnities, discounts, placement fees, brokers’, consultants’, investment banking, legal, accounting and other advisors’ fees, expenses and other costs incurred in connection with such transaction as long as evidence of such fees and costs is provided to the Administrative Agent; provided, however, that “Net Cash Proceeds” shall include proceeds received by a Permitted Joint Venture from any Asset Sale or Property Loss Event only to the extent such proceeds are received by the Parent or any of its Subsidiaries.

“Net Equity Investment” means, at any time, the amount, if any, by which (a) the amount of Net Cash Proceeds received in the form of cash or Cash Equivalents by the Parent or any Subsidiary of the Parent at or prior to such time from any Equity Issuance (but only to the extent of that portion of the Net Cash Proceeds of which have not previously been (and are not simultaneously being) applied to make Capital Expenditures within the meaning of clause (b) of the definition of “Unfinanced Capital Expenditures”, to make Investments pursuant to Section 8.3(m) (Investments) or to make Restricted Payments pursuant to Section 8.5(c)(iii) (Restricted Payments)) after the Closing Date (other than any Equity Issuance of Disqualified Stock), exceeds (b) the Non-Guarantor Investment Amount at such time; provided that the Net Equity Investment shall not at any time be less than zero.

“Nominal Shares” means (a) for any Subsidiary of the Parent that is not a Domestic Subsidiary, nominal issuances of Stock in an aggregate amount not to exceed 0.5% of the Stock and Stock Equivalents of such Subsidiary on a fully-diluted basis and (b) in any case, director’s qualifying shares, in each case to the extent such issuances are required by applicable law.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the calculation of Interest Expense of such Person, in each case determined on a Consolidated basis for such Person and its Subsidiaries, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt of such Person, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Extension Notice Date” has the meaning specified in Section 2.4(b)(iii) (Letters of Credit).

“Non-Guarantor” means any Subsidiary or Joint Venture of any Loan Party that is not a Subsidiary Guarantor, together with any Subsidiary or Joint Venture of such Subsidiary or Joint Venture that is not a Subsidiary Guarantor.

“Non-Guarantor Investment Amount” means, at any time, the Dollar Equivalent of the amount by which

(a)  the sum, without duplication, of (i) all Investments (valued as of the date such Investment is made) in all Non-Guarantors made by any Loan Party (including any capital contribution to any Non-Guarantor, all advances made to any Non-Guarantor by any Loan Party, all Guaranty Obligations of any Loan Party of Indebtedness of any Non-Guarantor and all Permitted Acquisitions by Loan Parties of Stock or Stock Equivalents of Non-Guarantors or involving assets located outside of the United States to the extent, after giving effect to such Permitted Acquisition, such assets are owned by Non-Guarantors) and (ii) the Fair Market Value, at the time of such transfer, of all property (including cash and Cash Equivalents received by any Non-Guarantor as consideration for Asset Sales by such Non-Guarantor to any Loan Party) transferred to any Non-Guarantor by any Loan Party on or after the Closing Date other than as part of the consummation of any Foreign IP Transfer, exceeds

(b)  the sum of, without duplication, (i) any return on capital or loan repayment (in the form of cash or Cash Equivalents) with respect to, or net cash proceeds of the sale or other disposition of, such Investment received by any Loan Party from any Non-Guarantor and (ii) the Fair Market Value, at the time of such transfer, of all property (including cash and Cash Equivalents received by any Loan Party as consideration for Asset Sales by any Loan Party to any Non-Guarantor) transferred to any Loan Party by any Non-Guarantor on or after the Closing Date, other than as part of the consummation of any Foreign IP Transfer.

“Non-U.S. Lender” means each Lender, Issuer or Agent that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by any Loan Party (or any amount paid by any Loan Party for the account of the Borrower) to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Loan Party under this Agreement, any other Loan Document (including all interest and fees accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party, whether or not allowed in such proceeding) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Offered Loans”  has the meaning specified in Section 2.8(c)(iii) (Optional Prepayments).

“Outstanding Amount” means (i) with respect to Loans and Swing Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Loans, as the case may be, occurring on such date; and (ii) with respect to any Letter of Credit Obligations on any date, the amount of such Letter of Credit Obligations on such date after giving effect to any Issuance of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrower of Reimbursement Obligations.

“paid in full” and “payment in full” mean, with respect to any Secured Obligation, the occurrence of all of the foregoing, (a) with respect to such Secured Obligations other than (i) contingent indemnification obligations, Secured Hedging Contract Obligations and Secured Cash Management Obligations not then due and payable and (ii) to the extent covered by clause (b) below, obligations with respect to undrawn Letters of Credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Secured Parties owed such Secured Obligations), (b) with respect to any undrawn Letter of Credit, the obligations under which are included in such Secured Obligations, (i) the cancellation thereof and payment in full of all resulting Secured Obligations pursuant to clause (a) above or (ii) the receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable Issuer of the Letters of Credit and the Administrative Agent) in an amount at least equal to 102% of the Letter of Credit Obligations for such Letter of Credit and (c) if such Secured Obligations include one or more Facilities, termination of all Commitments and all other obligations of the Secured Parties in respect of such Facilities under the Loan Documents.

“Parent” has the meaning specified in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a)  the Administrative Agent shall receive at least five Business Days’ (or such other period as may be agreed to by the Administrative Agent in its sole discretion) prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b)  such Proposed Acquisition shall only involve assets (which may include Stock) comprising a business, or those assets of a business, of the type engaged in by the Parent and its Subsidiaries as of the Closing Date or any other business that is reasonably related, ancillary or complementary thereto (or a reasonable extension or expansion thereof) or otherwise part of the consumer products business;

(c)  such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors;

(d)  no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Parent and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness permitted under Section 8.1 (Indebtedness);

(e)  within 30 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Proposed Acquisition, each applicable Loan Party and the Proposed Acquisition Target and its Subsidiaries shall have executed such documents and taken such actions as may be required under Sections 7.11 (Additional Collateral and Guaranties) and 7.13 (Real Property);

(f)  the Parent shall have delivered to the Administrative Agent, at least five Business Days prior to such Proposed Acquisition, such existing financial information, financial analysis, documentation or other existing information relating to such Proposed Acquisition as the Administrative Agent or any Lender shall reasonably request;

(g)  on or prior to the date of the consummation of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and, promptly thereafter (but in any event not later than 15 days after the consummation of such Proposed Acquisition or such later date as may be agreed to by the Administrative Agent in its sole discretion), all related Contractual Obligations, instruments and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent;

(h)  on the date of the consummation of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects; and

(i)   on the date of the consummation of such Proposed Acquisition and after giving effect thereto the Parent shall (i) be in compliance with Article V (Financial Covenants), and (ii)

have a Leverage Ratio that is at least 0.25 to 1 less than the requirements of Section 5.1 (Maximum Leverage Ratio), in each case, on a Pro Forma Basis after giving effect to such Proposed Acquisition (and with the Leverage Ratio recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements)).

“Permitted Acquisition Notice” means, in respect of any Permitted Acquisition, a notice from the Parent to the Administrative Agent delivered on or before such Permitted Acquisition that identifies (a) non-core assets to be acquired as part of such Permitted Acquisition that the Parent and its Subsidiaries intend and expect to dispose of within the 360 days next following the consummation of such Permitted Acquisition and (b) any Revolving Credit Borrowing (which may include those following a Facilities Increase) that were or will be made on or prior to the time of such Permitted Acquisition and the proceeds of which will be used to consummate such Permitted Acquisition.

“Permitted Joint Venture” means any Joint Venture (a) in which the investors, participants and each other holder of Stock and Stock Equivalents therein (other than the Loan Parties) participate on terms materially no more favorable than the terms applicable to the Loan Parties (other than solely due to the percentage of Stock or Stock Equivalents owned in such Joint Venture by each such Person and rights customarily incidental thereto), (b) that is not a Loan Party, that does not own Stock or Stock Equivalents in any Loan Party and no direct or indirect Subsidiary or Joint Venture of which is a Loan Party, (c) all of the Stock and Stock Equivalents of which shall be subject to Requisite Priority Liens, to the extent of the Loan Parties’ interest therein as provided under the Collateral Documents and (d) in which no Loan Party shall be under any Contractual Obligation to make Investments or incur Guaranty Obligations in respect of such Joint Venture not permitted hereunder.

“Permitted Reinvestment” means, with respect to any Reinvestment Event, to make a Permitted Acquisition, make an investment in a Permitted Joint Venture or acquire (or make Capital Expenditures to finance the acquisition or improvement of), to the extent otherwise permitted hereunder, assets useful in the business of the Parent or any of its Subsidiaries or, if such Reinvestment Event is a Property Loss Event that is a loss or damage, to repair such loss or damage.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Platform” has the meaning specified in Section 6.14 (Borrower Materials).

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Permitted Acquisition consummated during such period and each Sale of Business consummated during such period (or, as the case may be, any specified Permitted Acquisition or Sale of Business), in each case together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, Sale of Business and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Exchange Act, and other cost savings and pro forma adjustments reasonably acceptable to the Administrative Agent.

“Proceeds” has the meaning given to such term in the UCC.

“Projections” means those financial projections dated January 19, 2010 for the period from January 1, 2010 through March 31, 2015 (on a quarter by quarter basis through Fiscal Year 2011 and on a year by year basis thereafter), to be delivered to the Lenders by the Parent.

“Property Loss Event” means (a) any loss of or damage to property of the Parent or any of its Subsidiaries that results in the receipt by the Parent or such Subsidiary of proceeds of insurance whose Dollar Equivalent exceeds $3,000,000 (individually or in the aggregate) or (b) any taking of property of the Parent or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $3,000,000 (individually or in the aggregate).

“Proposed Acquisition” means the proposed acquisition (including by merger or consolidation) by the Parent or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target (including rights to a product line).

“Proposed Acquisition Target” means any Person or any operating division, ingredient, formula, product line or brand thereof subject to a Proposed Acquisition.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.8(c)(ii) (Optional Prepayments).

“Public Lender” has the meaning specified in Section 6.14 (Borrower Materials).

“Purchasing Borrower Party” means the Parent or any Subsidiary of the Parent that makes a Discounted Voluntary Prepayment pursuant to Section 2.8(c) (Optional Prepayments).

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Qualifying Lenders” has the meaning specified in Section 2.8(c)(iv) (Optional Prepayments).

“Qualifying Loans” has the meaning specified in Section 2.8(c)(iv) (Optional Prepayments).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate Revolving Credit Outstandings owing to such Lender by the aggregate Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the outstanding principal amount of such Lender’s Term Loans by the aggregate outstanding principal amount of the Term Loans of all Lenders).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Issuer Document) and in the currency drawn (or in such other currency as may be specified in the applicable Issuer Document), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Prepayment” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds that are subject to a Reinvestment Notice and the receipt of which would otherwise trigger a mandatory prepayment of the Loans, reduction of the Commitments or posting of cash collateral hereunder.

“Reinvestment Event” has the meaning specified in Section 2.9(e) (Mandatory Prepayments).

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Parent with respect to a Reinvestment Event stating that no Event of Default has occurred and is continuing and that the Parent (directly or indirectly through one of its Subsidiaries) intends and expects to make Permitted Reinvestments in an amount not to exceed the Net Cash Proceeds of such Reinvestment Event.

“Reinvestment Prepayment Amount” means, on any Reinvestment Prepayment Date for any portion of any Reinvestment Deferred Prepayment, such portion of such Reinvestment Deferred Prepayment less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date for such Net Cash Proceeds to make Permitted Reinvestments using such Net Cash Proceeds.

“Reinvestment Prepayment Date” means, with respect to a portion of the Reinvestment Deferred Prepayment of any Net Cash Proceeds of a Reinvestment Event, the earliest of (a) the date occurring 365 days after such Reinvestment Event, (b) the date that is five Business Days after the date on which the Parent shall have notified the Administrative Agent of the Parent’s determination not to make Permitted Reinvestments with such portion of such Reinvestment Deferred Prepayment and (c) the first date after such Reinvestment Event upon which an Event of Default shall have occurred and is continuing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations (other than purchase, sale and distribution contracts entered into in the ordinary course of business) with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, subject to the limitations set forth in Section 11.1(d) (Amendments, Waivers, Etc.), Revolving Credit Lenders and Term Loan Lenders having (a) on and prior to the Closing Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Commitments then outstanding and the aggregate Term Loan Commitments then outstanding, (b) after the Closing Date and on and prior to the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (c) after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding; provided that the Revolving Credit Commitments, Term Loan Commitments, Revolving Credit Outstandings and principal amount of all Term Loans then held by any Defaulting Lender at such time shall be excluded for purposes of making a determination of “Requisite Lenders”.

“Requisite Priority Liens” means, collectively, a valid and perfected first-priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties and securing the Secured Obligations.

“Requisite Revolving Credit Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings; provided that the Revolving Credit Commitments and Revolving Credit Outstandings, as the case may be, held by any Defaulting Lender shall be excluded for purposes of making a determination of “Requisite Revolving Credit Lenders”.

“Requisite Term Loan Lenders” means, collectively, Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding; provided that the Term Loan Commitments or principal amount of Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of “Requisite Term Loan Lenders”.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Parent or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Parent or any of its Subsidiaries now or hereafter outstanding.

“Restricted Payment Allowance” means, at any time, the amount, if any, by which (a) the sum of (i) 50% of the Consolidated Net Income (to the extent such Consolidated Net Income shall be positive) of the Borrower accrued commencing on January 1, 2010 through the last day of the most recently ended Fiscal Quarter or Fiscal Year for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements), (ii) the Net Equity Investment at such time and (iii) $60,000,000 exceeds (b) 100% of the deficit in Consolidated Net Income (to the extent such Consolidated Net Income shall be a deficit) of the Borrower accrued commencing on January 1, 2010 through the last day of the most recently ended Fiscal Quarter or Fiscal Year for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment” (as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender) as such amount may be reduced pursuant to this Agreement, and each additional commitment by such Revolving Credit Lender in the Revolving Credit Facility that is included as part of any Facilities Increase, as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Sale of Business” means the sale of all or substantially all of the Stock of, or all or substantially all of the assets of, any Person or the sale of any division, line of business, brand or product line.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means March 24, 2015.

“Secured Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Secured Deposit Account Bank, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Secured Deposit Account Bank” means the Administrative Agent, a Revolving Credit Lender or any Affiliate of the foregoing on the date that the applicable Deposit Account is entered into.

“Secured Hedging Contract Obligations” means each liability, amount, obligation, covenant and duty owing by any Loan Party, of every type and description, present or future, arising under each Hedging Contract with any Person that was a Lender or an Affiliate of any such Lender at the time such Person entered into such Hedging Contract, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Loan Party in connection therewith.

“Secured Obligations” means, (a) in the case of the Borrower, the Obligations, the Secured Cash Management Obligations and the Secured Hedging Contract Obligations of the Borrower and (b) in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party and the Secured Cash Management Obligations and Secured Hedging Contract Obligations of such Loan Party; provided shall in each case include all interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against any Loan Party, whether or not allowed in such proceeding.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and each other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Notes” means the 8.25% Senior Notes due 2018, issued by the Borrower in Dollars and governed by the terms of the Senior Notes Indenture.

“Senior Notes Document” means each of the Senior Notes, the Senior Notes Indenture and any other agreement, certificate, power of attorney or document related to any of the foregoing.

“Senior Notes Indenture” means the Indenture, dated as of the Closing Date, among the Borrower, the Guarantors and U.S. Bank National Association, as trustee.

“Senior Notes Offering Memorandum” means the final offering memorandum, dated March 10, 2010, in connection with the offering of the Senior Notes.

“Service Contractors” has the meaning specified in Section 4.17(a) (Environmental Matters).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Requirements of Law).

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing from time to time by a Lender to the Administrative Agent and the Borrower.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means, in each case to the extent permitted to be incurred by such Loan Party hereunder, (a) Additional Permitted Debt of the Borrower or any Guarantor, (b) Indebtedness

of any Loan Party under the Existing Senior Subordinated Notes or the Additional Permitted Debt Documents, (c) Indebtedness of any Loan Party permitted to be incurred under clause (m) or (n) of Section 8.1 (Indebtedness), and (d) any other Indebtedness of any Loan Party that is expressly subordinated in right of payment to any of the Secured Obligations or is scheduled to mature not earlier than the first anniversary of the then Latest Maturity Date.

“Subordinated Debt Document” means each of the Existing Senior Subordinated Notes and the Additional Permitted Debt Documents and any note, indenture, credit agreement related to any Subordinated Debt, and any other agreement, certificate, power of attorney, or document related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Parent (other than the Borrower) that is party to or that becomes party to the Guaranty.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Bank of America or any other Revolving Credit Lender that agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means $7,500,000.

“Syndication Agent” has the meaning specified in the preamble hereto.

“Syndication Completion Date” means the earlier to occur of (a) the 15th day following the Closing Date and (b) the date upon which the Arrangers determine in their sole reasonable discretion that the primary syndication of the Loans and Revolving Credit Commitments has been completed.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Tender Offer” has the meaning specified in Section 3.1(d) (Conditions Precedent to Initial Loans and Letters of Credit).

“Term Loan” means any loan made to the Borrower pursuant to Section 2.1(b)(i), (b)(ii) or (c) (The Commitments).

“Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders.

“Term Loan Commitment” with respect to each Term Loan Lender, means (a) the commitment of such Lender to make Term Loans to the Borrower on the Closing Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Term Loan Commitment” (as amended to reflect each Assignment and Acceptance executed by such Lender), as such amount may be reduced pursuant to this Agreement, and (b) any commitment by such Lender that is included as part of a Facilities Increase to make Term Loans on any Facilities Increase Date, as such amount may be reduced pursuant to this Agreement.

“Term Loan Commitment Termination Date” means, with respect to any term commitment of any Lender or prospective Lender, (a) if such commitment is entered into as part of a Facilities Increase, the earlier of the date agreed by the Borrower and the Administrative Agent to be the date of termination of the commitments for such Facilities Increase, any termination date expressly set forth in the commitment letter for such commitment and the Facilities Increase Date for such Facilities Increase after the incurrence of any Term Loan on such date and (b) in the case of any other commitment (including any Term Loan Commitment existing on or prior to the Closing Date), the Closing Date, after the incurrence of any Term Loan on such date.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Term Loan Note” means a promissory note of the Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Parent any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Transactions” means the transactions contemplated in connection with the closing of the Facilities, the issuance of the Senior Notes, the refinancing of the Existing Credit Agreement and the refinancing of the Existing Senior Subordinated Notes (including the tender offer and consent solicitation related to the Existing Senior Subordinated Notes).

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unfinanced Capital Expenditures” means, with respect to any Person for any period, the Capital Expenditures of such Person in such period other than the portion of such Capital Expenditures financed with the Net Cash Proceeds of (a) Capital Leases or other Indebtedness (other than any Secured Obligation) of the Parent or any of its Subsidiaries, (b) Equity Issuances (but only to the extent of that portion of the Net Cash Proceeds of which have not previously been (and are not simultaneously being) applied to make Investments pursuant to Section 8.3(m) (Investments), to make Restricted Payments pur-

suant to Section 8.5(c)(iii) (Restricted Payments) or to make other Capital Expenditures pursuant to this clause (b)) or (c) Reinvestment Events; provided, however, that, (x) in the case of Capital Leases, Indebtedness and Equity Issuances, the incurrence thereof is permitted under this Agreement and the receipt of such Net Cash Proceeds does not cause a mandatory prepayment of the Obligations pursuant to Section 2.9 (Mandatory Prepayments) and (y) in the case of Reinvestment Events, to the extent the financing of Capital Expenditures with the Net Cash Proceeds thereof is a Permitted Reinvestment of such Net Cash Proceeds permitted pursuant to Section 2.9(e) (Mandatory Prepayments).

“Unused Commitment Fee” has the meaning specified in Section 2.12 (Fees).

“U.S. Lender” means each Lender, Issuer or Agent that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than Nominal Shares) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Parent or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP, except for the use of purchase accounting principles (as set forth in Statements 16 (Prior Period Adjustments) and 17 (Accounting for Leases) of the U.S. Financial Accounting Standards Board and the U.S. Statements of Financial Accounting Standards 142 (regarding the elimination of goodwill amortization) and 143 (regarding accounting for asset-retirement obligations)) and for the classification as liabilities mandatorily redeemable Stock and other debt-like financial instruments (as set forth in the U.S. Statement of Financial Accounting Standard 150).

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permit-

ted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent or any of its Subsidiaries with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations (other than Capital Expenditures) shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Parent or any of its Subsidiaries (including through any Permitted Acquisition) or that have been sold pursuant to any Sale of Business either (i) on or before the Closing Date or (ii) after the first day of the applicable period of determination and prior to the end of such period, in each case as determined in good faith by the Parent on a Pro Forma Basis.

Section 1.4 Conversion of Foreign Currencies

(a) Financial Covenant Debt.  Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

(b) Dollar Equivalents.  The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error.  The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent.  The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(c) Rounding-Off.  The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto.  Unless the prior written consent of the Requisite Lenders or any Agent is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any Requirement of Law shall be to such Requirement of Law as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Revolving Credit Lender,” “Term Loan Lender,” “Issuer,” “Agent,” “Administrative Agent” and “Syndication Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.6 (Resignation of Administrative Agent), references to Bank of America in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

Section 1.6 Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Facilities

Section 2.1 The Commitments

(a) Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit.  Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b) Term Loan Commitments.

(i) On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment on such date.

(ii) Each Lender having, in its sole discretion, committed to a Facilities Increase shall agree as part of such commitment that, on the Facilities Increase Date for such Facilities Increase of the Term Loan Facility, on the terms and subject to the conditions set forth in its commitment therefor or otherwise agreed to as part of such commitment or set forth in this Agreement as amended in connection with such Facilities Increase, such Lender shall make a loan in Dollars to the Borrower in an amount not to exceed such commitment to such Facilities Increase.

(iii) Amounts of Term Loans prepaid or repaid may not be reborrowed.

(c) Facilities Increase.

(i) The Borrower shall have the right to send to the Administrative Agent, after the Closing Date, a Facilities Increase Notice to request an increase (each, a “Facilities Increase”) in the aggregate Revolving Credit Commitments or the disbursement of additional Term Loans in excess of the Term Loans disbursed on the Closing Date, in a principal amount not to exceed $200,000,000 in the aggregate for all such requests made after the Closing Date; provided, however, that (A) no Facilities Increase in the Revolving Credit Facility shall be effective later than one year prior to the Scheduled Termination Date, (B) no Facilities Increase in the Term Loan Facility shall be effective later than one year prior to the Term Loan Maturity Date, (C) no Facilities Increase shall be effective earlier than 10 days after the delivery of the Facilities Increase Notice to the Administrative Agent in respect of such Facilities Increase and (D) no more than four Facilities Increases shall be made pursuant to this clause (c).  Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Commitments, and any such increase may be subject to changes in any term herein.

(ii) The terms and provisions of each Facilities Increase shall be as follows:

(A) terms and provisions of each Facilities Increase of Term Loans (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans made on the Closing Date (it being understood that Incremental Term Loans may be a part of the Term Loans);

(B) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(C) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;

(D) the maturity date of Incremental Term Loans shall not be earlier than the Term Loan Maturity Date;

(E) the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable Margins for the Term Loans by 50 basis points, then the Applicable Margins for the Term Loans shall be in-

creased to the extent necessary so that the Applicable Margins for the Incremental Term Loans do not exceed the Applicable Margins for the Term Loans by more than 50 basis points, and Applicable Margins for Revolving Loans shall be increased by a like amount; provided, further, that in determining the Applicable Margins applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded;

(F) except as provided in subclause (E) above, the components of the interest rate or yield for the Incremental Term Loans shall be identical to those for the existing Term Loans; and

(G) to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by subclause (C), (D) or (E) above) they shall be reasonably satisfactory to the Administrative Agent.

(iii) The Administrative Agent shall promptly notify each Lender of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Administrative Agent.  Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment to the Administrative Agent therefor in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, the Commitments to be made as part of the Facilities Increase to the Lenders from which it has received such written commitments.  If the Administrative Agent does not receive enough commitments from existing Lenders or their Affiliates or Approved Funds, it may, after consultation with the Borrower, allocate to Eligible Assignees any excess of the proposed amount of such Facilities Increase agreed with the Borrower over the aggregate amounts of the commitments received from existing Lenders.

(iv) The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.1(c).  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments and Term Loans, respectively, made pursuant to this Agreement.

(v) Each Facilities Increase shall become effective on a date agreed by the Borrower and the Administrative Agent (each, a “Facilities Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 3.3 (Conditions Precedent to Each Facilities Increase).  The Administrative Agent shall notify the Lenders and the Borrower, at or before 1:00 p.m. (New York City time) on the day following the Facilities Increase Date of the effectiveness of the Facilities Increase on the Facilities Increase Date and shall record in the Register all applicable additional information in respect of such Facilities Increase.

(vi) On the Facilities Increase Date for any Facilities Increase in the Revolving Credit Facility, each Lender or Eligible Assignee participating in such Facilities Increase shall purchase from each existing Revolving Credit Lender having Revolving Loans outstanding on such Facilities Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the new Revolving Credit Commitments (after giving effect to such Facilities Increase), in the aggregate outstanding Revolving Loans, so as to ensure that, on the Facilities Increase Date after giving effect to such Facilities Increase, each Revolving Credit Lender is owed only its Ratable Portion of the Revolving Loans outstanding on such Facilities Increase Date.

(vii) The Loans and Commitments established pursuant to this Section 2.1(c) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, if and to the extent set forth in the Increase Joinder.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Term Loans or any such new Commitments.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) on the date of the proposed Borrowing, which shall be a Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing.  Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing (which, in the case of a Term Loan Borrowing that is not made as part of a Facilities Increase, shall be the Closing Date and, in the case of any Term Loan Borrowing that is made as part of a Facilities Increase, shall be the Facilities Increase Date for such Facilities Increase), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof.  Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.  Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Revolving Credit Borrowing of Base Rate Loans, the Administrative Agent may (but in no event shall be obligated to) make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

(b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Special Provisions Governing Eurodollar Rate Loans).  Each Lender shall, before 11:00 a.m. (New York time) with respect to Eurodollar Rate Loans or 2:00 p.m. (New York time) with respect to Base Rate Loans on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date (same date by 12:00 p.m. (New York time) for Base Rate Loans) of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (and, in the case of the Borrower, within three Business Days after receipt of such demand) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d) The failure of any Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan in excess of the Available Credit.  Each Swing Loan shall be a Base Rate Loan. Each Swing Loan shall mature no later than the earlier of (x) the date ten (10) Business Days after such Swing Loan is made and (y) the Revolving Credit Termination Date.  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a); provided that the Borrower shall not use the proceeds of any Swing Loan to refinance any outstanding Swing Loan.

(b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than

2:00 p.m. (New York time) on the day of the proposed borrowing.  The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan.  Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied.  The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1(a) (The Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement (including for this purpose cash collateral to be deposited in a Cash Collateral Account and other credit support made available with respect to the applicable Swing Loan).  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower.  The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.  To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under clause (ii) or (iii) of Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving

Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan.  If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to Issuance of any Letter of Credit, (x) the Revolving Credit Outstandings shall not exceed the aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Ratable Portion of the Outstanding Amount of all Letter of Credit Obligations, plus such Revolving Credit Lender’s Ratable Portion of the Outstanding Amount of all Swing Loans shall not exceed such Revolving Credit Lender’s Commitment, and (z) the Outstanding Amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Issuance so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Issuer shall issue any Letter of Credit, if:

(A) subject to clause (b)(iii) below, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Requisite Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Administrative Agent and the applicable Issuer approve and the Borrower shall have provided cash collateral for the Letter of Credit Obligations relating to such Letter of Credit in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit and Swing Loans) in an amount equal to 102% of such Letter of Credit Obligations.

(iii) No Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at such time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuer’s actual or potential Fronting Exposure with respect to such Defaulting Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuer has such actual or potential risk, as it may elect in its sole discretion; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) An Issuer shall not amend any Letter of Credit if such Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No Issuer shall be under any obligation to amend any Letter of Credit if (A) such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X (The Agents) with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X (The Agents) included such Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuer may require.  Additionally, the Borrower shall furnish to such Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, such Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuer will provide the Administrative Agent with a copy thereof.  Unless such Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Ratable Portion times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such Issuer, the Borrower shall not be required to make a specific request to such Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such Issuer to permit the extension of such Letter of Credit at any time; provided that if the expiry date of such Letter of Credit is later than the Letter of Credit Expiration Date, the Borrower shall provide cash collateral in the manner set forth in clause (a)(ii)(B) above; provided, further, that such Issuer shall not permit any such extension if (A) such Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of clause (a) above or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) is not then satisfied, and in each such case directing such Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by such Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the Reimbursement Amount, and the amount of such Revolving Credit Lender’s Ratable Portion thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Reimbursement Obligations, without regard to the minimum and multiples specified in Section 2.2 (Borrowing Procedures) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) (other than the delivery of a Notice of Borrowing).  Any notice given by such Issuer or the Administrative Agent pursuant to this clause (c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to clause (c)(i) above make funds available (including the application of available cash collateral and other credit support provided for this purpose pursuant to clause (a)(iii)(E) above) to the Administrative Agent for the account of the applicable  Issuer at the Administrative Agent’s Office in an amount equal to its Ratable Portion of the Reimbursement Obligations not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of clause (c)(iii) below, each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to such Issuer.

(iii) With respect to any Reimbursement Obligations that are not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuer a Letter of Credit Borrowing in the amount of the Reimbursement Obligations that are not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default rate of interest specified in

Section 2.10(c) (Interest).  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Issuer pursuant to clause (c)(ii) above shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.4.

(iv) Until each Revolving Credit Lender funds its Loan or Letter of Credit Advance pursuant to this clause (c) to reimburse the applicable Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Ratable Portion of such amount shall be solely for the account of such Issuer.

(v) Each Revolving Credit Lender’s obligation to make Loans or Letter of Credit Advances to reimburse the applicable Issuer for amounts drawn under Letters of Credit, as contemplated by this clause (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Loans pursuant to this clause (c) is subject to the conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) (other than delivery by the Borrower of a Notice of Borrowing).  No such making of an Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuer for the amount of any payment made by such Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this clause (c) by the time specified in clause (c)(ii), then, without limiting the other provisions of this Agreement, such Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be.  A certificate of such Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s Letter of Credit Advance in respect of such payment in accordance with  clause (c) above, if the Administrative Agent receives for the account of such Issuer any payment in respect of the related Reimbursement Obligations or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Ratable Portion thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Issuer pursuant to clause (c)(i) above is required to be returned under any of the circumstances described in Section 11.14 (Marshaling; Payments Set Aside) (including pursuant to any settlement entered into by such Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuer its Ratable Portion thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable Issuer for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following.

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify such Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders, Requisite Lenders or the Requisite Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of clause (e) above; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuer, and such Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuer’s willful misconduct or gross negligence or such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

(h) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.5 Termination of the Commitments

(a) The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders or, prior to the Term Loan Commitment Termination Date for the Term Loan Commitments, the unused portions of such Term Loan Commitments of the Term Loan Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and need not be ratable between the Facilities.

(b) The then current Revolving Credit Commitments shall be permanently reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made (or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect) pursuant to Section 2.9(a) and (c) (Mandatory Prepayments) from the proceeds of any Asset Sale (other than any prepayment of the Revolving Loans or Swing Loans required to be made solely to the extent of a Borrowing thereof made to consummate a Permitted Acquisition, as set forth in a Permitted Acquisition Notice) or Property Loss Event (but not prepayments required to be made because of Debt Issuances or Excess Cash Flow), in each case in the amount of such prepayment (or of the prepayment that would have been required) (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).

(c) Any unused Term Loan Commitment shall terminate on the Term Loan Commitment Termination Date for such Term Loan Commitment.

Section 2.6 Repayment of Loans

(a) The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

(b) The Borrower promises to repay 0.25% of the initial principal amount of each Term Loan made under the Term Loan Facility, on the last Business Day of each calendar quarter, commencing on June 30, 2010; provided, however, that the Borrower shall repay the entire unpaid principal amount of each Term Loan on the Term Loan Maturity Date.

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) (i)  The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights.  In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by or on behalf of the Borrower to, or for the account of, each Issuer, including the amount of Letter of Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder or under any Loan Document from any Loan Party, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register.  A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation.  This Section 2.7(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be conclusive evidence of the existence (absent manifest error) and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement, notwithstanding any notice to the contrary.  Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender, payable to such Lender or its registered assigns, evidencing any Revolving Loans and Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) and Exhibit B-2 (Form of Term Note), respectively.

(e) In each case where a Revolving Credit Lender purchases an undivided participation interest in a Swing Loan pursuant to Section 2.3(f) (Swing Loans), the Swing Loan Lender shall (i) keep a register meeting the requirements of Treasury Regulation section 5f.103-1(c) of each Revolving Credit Lender’s entitlement to payments of principal and interest with respect to each such Swing Loan and (ii) collect, prior to the time such Revolving Credit Lender receives payment with respect to such Swing Loan, from each such Revolving Credit Lender the appropriate forms, certificates, and statements described in Section 2.16 (Taxes) (and updated as required by such Section 2.16).

Section 2.8 Optional Prepayments

(a) Revolving Loans.  The Borrower may prepay the outstanding principal amount of the Revolving Loans, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon three (3) Business Days’ prior notice for Eurodollar Rate Loans or one (1) Business Day prior notice for Base Rate Loans, which notice shall be received not later than 11:00 a.m. (New York time) on such date by the Administrative Agent, and Swing Loans in whole or in part at any time; provided, however, that (i) if any prepayment of any Eurodollar Rate Loan is made by or on behalf of the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Special Provisions Governing Eurodollar Rate Loans) and (ii) each such prepayment that is a partial prepayment shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b) Term Loans.  The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, which notice shall be received not later than 11:00 a.m. on such date, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) if any such prepayment is a prepayment of any Eurodollar Rate Loan made by or on behalf of the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Special Provisions Governing Eurodollar Rate Loans), (ii) each such prepayment that is a partial prepayment shall be in an aggregate amount that is an integral multiple of $1,000,000, and (iii) any such partial prepayment that is a prepayment of the Term Loans shall be applied to first to reduce the next four remaining installments of such outstanding principal amount of the Term Loans in the order of their maturity and then to reduce the remaining installments thereof ratably.  Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary in clause (b) above, Section 2.13(f) (Payments and Computations) or Section 11.7 (Sharing of Payments, etc.) (which provisions shall not be applicable to this clause(c)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this clause (c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Loan or Swing Loan, (B) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Outstandings plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries shall be not less than $25,000,000, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis, (D) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this clause (c) has been satisfied, (3) such Purchasing Borrower Party does not have any material non-public information (“MNPI”) with respect to the Parent or any of its Subsidiaries that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Parent, any of its Subsidiaries or Affiliates) prior to such time or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Term Loans.

(ii) To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit L hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below.  Each Proposed Discounted Prepayment Amount of Term Loans shall not be less than $10,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment:  (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with clause (c)(ii) above, the Administrative Agent shall promptly notify each Term Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit M hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”).  Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to clause(c)(ii) above for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below).  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.14(e) (Special Provisions Governing Eurodollar Rate Loans)), upon irrevocable notice substantially in the form of Exhibit N hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and pay-

able to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with clause (c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

Section 2.9 Mandatory Prepayments

(a) Within three Business Days after receipt by any Loan Party or any Subsidiary of any Loan Party of Net Cash Proceeds (or, in the case of clause (iii) below, upon the receipt by any Loan Party, or any Subsidiary of any Loan Party of any proceeds of any “Asset Sale,” as defined in such clause, within one Business Day after the day such proceeds become subject to such clause) the following shall occur:

(i) to the extent such Net Cash Proceeds arise from an Asset Sale, Property Loss Event or Debt Issuance, the Borrower (or, at the Borrower’s option, any other Loan Party for the benefit of the Borrower) shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds; provided, however, that:

(A) no such prepayment caused by the receipt of Net Cash Proceeds arising from an Asset Sale shall be required to the extent that the Dollar Equivalent of the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Sales received by the Parent or any of its Subsidiaries after the Closing Date does not exceed $15,000,000 (it being understood that a prepayment shall only be required of such excess to the extent such Dollar Equivalent exceeds $15,000,000);

(B) as long as no Event of Default shall have occurred and be continuing, no such prepayment caused by the receipt of Net Cash Proceeds arising from any incurrence of Additional Permitted Debt shall be required if (1) the Administrative Agent has received an Additional Permitted Debt Notice with respect of such incurrence and (2) such Net Cash Proceeds are intended to be used substantially contemporaneously with such incurrence for the Permitted Acquisition set forth in such Additional Permitted Debt Notice; provided, further, that, notwithstanding the foregoing, such prepayment shall be required (in the percentages set forth above) in an amount equal to the Net Cash Proceeds of the Additional Permitted Debt not used to fund substantially contemporaneously with the issuance of such Additional Permitted Debt the Permitted Acquisition identified in the corresponding Additional Permitted Debt Notice; and

(ii) notwithstanding the foregoing in this clause (a) and notwithstanding clause (e) below, at any time when any Loan Party, any Subsidiary of any Loan Party or any Joint Venture of any of them consummates any “Asset Sale,” as defined in any Senior Notes Document (together with any word of similar applications defined in any Subordinated Debt Document or any Disqualified Stock Document), at any time when, and to the extent, in the absence of any re-

quirement to prepay the Secured Obligations hereunder, the Borrower would be required to prepay, or make an offer to purchase, any Subordinated Debt or Disqualified Stock, the Borrower (or, at the Borrower’s option, any other Loan Party for the benefit of the Borrower) shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount not to exceed the proceeds of such “Asset Sale.”

Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b) The Borrower (or, at the Borrower’s option, any other Loan Party for the benefit of the Borrower) shall prepay the Loans within 90 days after the last day of each Fiscal Year (beginning with the Fiscal Year 2011 (i.e., the first such prepayment to be within 90 days of March 31, 2011)), in an amount equal to the difference between (i) 50% of the Excess Cash Flow for such Fiscal Year and (ii) the sum of (x) all optional cash principal payments on the Loans made during such Fiscal Year (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments) and (y) the amount expended by any Purchasing Borrower Parties to prepay any Term Loans pursuant to Section 2.8(c) (Optional Prepayments); provided, however, that, if the Leverage Ratio of the Parent on the last day of such Fiscal Year is less than 3.75 to 1.0, then no such prepayment shall be required.  Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(c) Subject to the provisions of Section 2.13(g) (Payments and Computations) and clause (e) below, any prepayments required to be applied in accordance with this clause (c) shall be applied as follows:  first, to repay the outstanding principal balance of the Term Loans, until such Term Loans shall have been paid in full; second, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been paid in full; third, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and fourth, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 102% of such Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; provided, however, that, at any time prior to the occurrence and continuation of any Event of Default, any mandatory prepayment required by the receipt of Net Cash Proceeds of any Asset Sale permitted under Section 8.4(j) (Sale of Assets) of non-core assets previously acquired as part of a Permitted Acquisition and with respect to which the Administrative Agent has received a Permitted Acquisition Notice shall be first applied to repay the Revolving Loans and Swing Loans in an amount not to exceed the amount identified in such Permitted Acquisition Notice as part of a Borrowing the proceeds of which were used consummate such Permitted Acquisition.  All prepayments of the Term Loans made pursuant to this clause (c) shall be applied first to prepay the next four principal installments of the Term Loans in order of their maturity and then to prepay the remaining principal installments thereof ratably.  All prepayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) because of Asset Sales (other than any prepayment of the Revolving Loans or Swing Loans required to be made solely to the extent of a Borrowing thereof made to consummate a Permitted Acquisition, as set forth in a Permitted Acquisition Notice) or Property Loss Events (but not prepayments required to be made because of Debt Issuances or Excess Cash Flow) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b) (Termination of the Commitments).  The Borrower shall pay all accrued interest to the date of each prepayment of Term Loans and Revolving Loans made pursuant to this clause (c), in each case on the principal amount so prepaid.

(d) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments at such time, the Borrower (or, at the Borrower’s option, any other Loan Party) shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess.  If any such excess remains after payment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower (or, at the Borrower’s option, any other Loan Party) shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 102% of such excess.

(e) Notwithstanding the foregoing clauses in this Section 2.9, upon the occurrence of any Asset Sale or Property Loss Event in respect of which a Responsible Officer of the Parent has delivered a Reinvestment Notice (a “Reinvestment Event”), all of the following shall occur:

(i) Upon receipt of the Net Cash Proceeds subject to such Reinvestment Notice (as long as no Event of Default shall have occurred and be continuing), the Borrower shall be permitted to make Permitted Reinvestments in an amount not to exceed the amount of such Net Cash Proceeds, as set forth in the Reinvestment Notice for such Net Cash Proceeds, and shall not be required to prepay the Loans as provided in clause (a) above.

(ii) On each Reinvestment Prepayment Date for such Reinvestment Event:

(A) the Borrower shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date; and

(B) to the extent such Term Loans shall then be paid in full, the Revolving Credit Commitments shall then be permanently reduced by an amount equal to any remaining portion of such Reinvestment Prepayment Amount not applied to repay such Term Loans.

In addition, the Borrower shall make any payment required pursuant to clause (d) above as a result of any such reduction in the Revolving Credit Commitments.  All prepayments of the Term Loans made pursuant to this clause (e) shall be applied to the remaining installments thereof in the manner set forth in clause (c) above.

Section 2.10 Interest

(a) Rate of Interest.  All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.

(b) Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, (i) effective immediately upon the occurrence of a Material Event of Default and for as long thereafter as such Material Event of Default shall be continuing and (ii) upon the occurrence of any other Event of Default and for as long thereafter as such Event of Default shall be continuing, effective immediately upon the earlier of the receipt (A) by the Borrower of a notice by the Administrative Agent or (B) by the Administrative Agent of instructions from the Requisite Lenders, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.  Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to Section 2.10(b) or otherwise on demand.

Section 2.11 Conversion/Continuation Option

(a) The Borrower may elect (i) by 11:00 a.m. (New York time) on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be an integral multiple of $1,000,000.  Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, (i) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans shall be permitted at any time prior to the Syndication Completion Date, (ii) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing and the Administrative Agent shall have received instructions from the Requisite Lenders to that effect, (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans) and (C) any Material Event of Default shall have occurred and be continuing and (iii) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans having an Interest Period greater than one month and no continuation in whole or in part of Eurodollar Rate Loans into Eurodollar Rate Loans upon the expiration of any applicable Interest Period into Eurodollar Rate Loans having an Interest Period greater than one month shall be permitted at any time at which an Event of Default shall have occurred and be continuing.  If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Unused Commitment Fee.  The Borrower agrees to pay in immediately available Dollars a commitment fee (the “Unused Commitment Fee”) as follows:

(i) to each Revolving Credit Lender (other than the Swing Loan Lender), on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Lender’s Ratable Portion of the sum of (A) the aggregate outstanding principal amount of Revolving Loans and (B) the outstanding amount of the aggregate Letter of Credit Obligations from the date hereof to the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, accruing from the date hereof until the Revolving Credit Termination Date, payable in arrears (x) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date; provided, however, that no Unused Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender during any period that it is a Defaulting Lender until such time as such failure has been cured (as determined by the Administrative Agent and the Borrower); and

(ii) to the Revolving Credit Lender that is the Swing Loan Lender or an Affiliate thereof, on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds the sum of (A) the principal amount of the Swing Loans of the Swing Loan Lender outstanding and (B) such Lender’s Ratable Portion of the sum of (1) the aggregate outstanding principal amount of Revolving Loans and (2) the outstanding amount of the aggregate Letter of Credit Obligations from the date hereof to the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, accruing from the date hereof until the Revolving Credit Termination Date, payable in arrears (x) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Ratable Portion a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the applicable Issuer pursuant to this Section 2.12 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Margin allocable to such Letter of Credit pursuant to Section 2.18(a)(iv) (Defaulting Lenders), with the balance of such fee, if any, payable to such Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6 (Letter of Credit Amounts).  Letter of Credit Fees shall (i) begin to accrue from the date of issuance of each Letter of Credit, (ii) be due and payable on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default rate of interest specified in Section 2.10(c) (Interest).

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuer. The Borrower shall pay directly to the applicable Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at the rate of 0.125%, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Standby Letter of Credit, at the rate per annum of 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall begin to accrue from the date of issuance of each Letter of Credit and be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing on the first such date to occur after the date of issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6 (Letter of Credit Amounts).  In addition, the Borrower shall pay directly to the applicable Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Additional Fees.  The Borrower shall pay to the Agents additional fees, the amount and dates of payment of which are set forth in the Fee Letters.

Section 2.13 Payments and Computations

(a) Each payment made by or on behalf of the Borrower (including fees and expenses) shall be made not later than 1:00 p.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim.  The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender.  Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest of Base Rate Loans shall be made by the Administrative Agent on the basis of a year of 365 or, as applicable 366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  All other computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by or on behalf of the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that, other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent may specify other currencies of payment for Obligations created by or directly related to such Loan Document.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments of any Revolving Loans or any Term Loans shall be applied as follows:  first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full (and the Administrative Agent has not received any notice that such payment shall be made in full by another Loan Party on behalf of the Borrower), the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made (and no Loan Party shall have made on behalf of the Borrower) such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans for the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with clauses (c) or (e) of Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows:  first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower (or any Loan Party on behalf of the Borrower), second, to pay all other Obligations then due and payable; and third, as the Borrower so designates.  Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions in the Facility with respect to which such payment is made.

(g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clauses (c) or (e) of Section 2.9 (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, deliver a blockage notice with respect to each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the order set forth in Section 9.5 (Application of Funds).

(h) The Administrative Agent hereby agrees to deliver to each other Agent, promptly upon receipt thereof by the Administrative Agent, each Permitted Acquisition Notice delivered by the Parent to the Administrative Agent and all other notices and information furnished to the Administrative Agent in connection with any Permitted Acquisition pursuant to the definition of “Permitted Acquisition”.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate.  The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.”  The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs.  If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law) (collectively, a “Change of Law”), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender for any increased cost incurred more than 180 days prior to the delivery of such certificate (such period to be extended in the case of increased costs caused by a Change of Law with retroactive effect to include the period of retroactive effect of such Change of Law).

(d) Illegality.  Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan.  If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs.  In addition to all amounts required to be paid by or on behalf of the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Defaulting Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error; provided, however, that notwith-

standing the foregoing, the Borrower shall not be required to compensate any Lender for any such amount incurred more than 180 days prior to the delivery of such certificate (such period to be extended in the case of a reduction caused by any event described in clause (a), (b) or (c) above and having retroactive effect to include the period of such retroactive effect).

Section 2.16 Taxes

(a) Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, deductions, or withholdings or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and any and all liabilities (including interest, fines, penalties or additions to tax) with respect thereto (“Taxes”), excluding (i) in the case of each Lender, each Issuer and each Agent  (A) Taxes measured by its net income, and franchise Taxes imposed on it, and similar Taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer or Agent (as the case may be) is organized or has its Applicable Lending Office and (B) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.17 (Substitution of Lenders), any United States federal withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the date the applicable Lender or Issuer becomes a party hereto (or changes its Applicable Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Applicable Lending Office or assignment to receive additional amounts with respect to such United States federal withholding Tax pursuant to this Section 2.16, but not excluding any United States federal withholding taxes payable as a result of any change in such laws occurring after such date and (ii) in the case of each Lender or each Issuer, Taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein, other than any connection arising solely from the Loan Documents or any transactions contemplated thereby (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”).  If any Indemnified Taxes or Other Taxes shall be required by any applicable withholding agent to be deducted from or in respect of any sum payable under any Loan Document to any Lender, Issuer or Agent (w) the sum payable by the applicable Loan Party shall be increased as may be necessary so that, after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16), such Lender, Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the applicable withholding agent shall make such deductions, (y) the applicable withholding agent shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) within 30 days after the date of any payment, the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary, excise, property, intangible, mortgage recording or similar Taxes (excluding, for the avoidance of doubt, any Taxes excluded from the definition of “Taxes” in clauses (i) and (ii) of Section 2.16(a) above), imposed by any Governmental Authority, in each case arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) payable by such

Lender, Issuer or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender, Issuer or Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations and any assignment by a Lender or Issuer.

(f) Each Lender and Issuer shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law (or reasonably requested by the Borrower or the Administrative Agent)  in connection with establishing any entitlement of such Lender or Issuer to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender, Agent or Issuer under the Loan Documents.  Each Lender and Issuer shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender, Agent or Issuer are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Loan Parties, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.  Without limiting the foregoing:

(i) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K (United States Tax Compliance Certificate) (any such certificate a “United States Tax Compliance Certificate”) to the effect that (I) such Lender is not (1) a “bank”

within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (II) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by such Lender and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owners), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

Notwithstanding any other provision of this clause (f), a Lender, Agent or Issuer shall not be required to deliver any form that such Lender, Agent, or Issuer is not legally eligible to deliver.

Each Lender, Agent, and Issuer shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.  Each Lender, Agent, and Issuer shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(g) Any Lender, Agent or Issuer claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole but reasonable determination of such Lender, Agent or Issuer result in any unreimbursed cost or expense or otherwise be disadvantageous to such Lender, Agent or Issuer.

Section 2.17 Substitution of Lenders

(a) In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Special Provisions Governing Eurodollar Rate Loans) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Special Provisions Governing Eurodollar Rate Loans), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Defaulting Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Revolving Credit Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims; provided, further, that in the event of any such substitution resulting from a claim for compensation under Section 2.14(c) (Special Provisions Governing Eurodollar Rate Loans) or payments required to be made pursuant to Section 2.16 (Taxes), such substitution will result in a material reduction in such compensation or payments.

(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the latest of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings and Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.  The Substitute Institution shall pay any applicable recordation or processing fees set forth in Section 11.2(b) (Assignments and Participations) in connection with such assignment pursuant to this clause (c).

Section 2.18 Defaulting Lenders

(a) Adjustments.  Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1 (Amendments, Waivers, Etc.).

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII (Negative Covenants) or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.6 (Right of Set-off)), shall be applied  by the Administrative Agent as follows; first, as to any payment made in respect of principal of Loans, ratably to the principal amount of Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Loans of each Lender shall equal its pro rata share thereof based on its Ratable Portion (without giving effect to Section 2.18(a)(iv) (Defaulting Lenders)); second, to any amounts (including interest thereon) owed hereunder by such Defaulting Lender to the Administrative Agent; third, to any amounts (including interest thereon) owed hereunder by such Defaulting Lender to the Issuers or Swing Loan Lender (to the extent the Administrative Agent has received notice thereof), ratably to the Persons entitled thereto, fourth, to the posting of cash collateral into a Cash Collateral Account (or funding of participations, as applicable) in respect of its Ratable Portion (without giving effect to Section 2.18(a)(iv) (Defaulting Lenders)) of Letter of Credit Obligations and Swing Loans, (x) ratably to the Issuers and Swing Loan Lender in accordance with their respective applicable Fronting Exposures and (y) thereafter, to reduce ratably any reallocation of Ratable Portion of other Lenders previously effected under Section 2.18(a)(iv) (Defaulting Lenders); and fifth, to the Defaulting Lender or otherwise as required by applicable Requirements of Law. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender or to post cash collateral into a Cash Collateral Account pursuant to this subsection 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) (Fees) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall be limited in its right to receive the fees as provided in Section 2.12(b) (Fees).

(iv) Reallocation of Ratable Portions to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender as to which an Issuer or Swing Loan Lender (as applicable) has not received cash collateral pursuant to Section 2.3 (Swing Loans) or 2.4 (Letters of Credit), then upon the request of such Issuer or Swing Loan Lender (as applicable) to the Administrative Agent, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.3 (Swing Loans) and 2.4 (Letters of Credit), the “Ratable Portion” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the initial date thereof, no Default or Event of Default shall have occurred and be continuing; and (ii) in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans shall not exceed the positive difference, if any, between (1) the Commitment of such non-Defaulting Lender and (2) the aggregate Outstanding Amount of the Loans of such Lender, plus such Lender’s Ratable Portion of the Outstanding Amount of all other Letter of Credit Obligations (prior to giving effect to such reallocation), plus such Lender’s Ratable Portion of the Outstanding Amount of all other Swing Loans (prior to giving effect to such reallocation).

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral Account), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Ratable Portion (without giving effect to Section 2.18(a)(iv) (Defaulting Lenders)), whereupon such Lender will cease to be a Defaulting Lender (and the Ratable Portion of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Conditions to Loans and Letters of Credit

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before March 24, 2010:

(a) Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent and the Syndication Agent, in form and substance satisfactory to each of the Administrative Agent and the Syndication Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and the Parent and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

(ii) the Guaranty, duly executed by each Guarantor;

(iii) each Foreign Collateral Document, duly executed by the appropriate Loan Parties;

(iv) the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor, together with each of the following:

(A) evidence satisfactory to each of the Administrative Agent and the Syndication Agent that, upon the filing and recording of instruments delivered at the Closing, the Collateral shall be subject to the Requisite Priority Liens (subject to Liens permitted hereunder), including (x) such documents duly executed by each Loan Party as each of the Administrative Agent and the Syndication Agent may request with respect to the perfection of the Requisite Priority Liens in the Collateral (including financing statements under the UCC, short-form security agreements relating to patents, trademarks and registered copyrights in the United States suitable for filing with the United States Patent and Trademark Office, the United States Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;

(C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in blank, including, without limitation, intercompany notes in form and substance and from Loan Parties and their Subsidiaries reasonably satisfactory to the Administrative Agent and the Syndication Agent; and

(D) all Deposit Account Control Agreements set forth on Schedule 6 to the Pledge and Security Agreement, duly executed by the corresponding depositary bank and Loan Party;

(v) a favorable opinion of Alston & Bird LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), addressed to the Agents and the Lenders and addressing such other matters as any Lender through any Agent may reasonably request;

(vi) a copy of each Senior Notes Document and each Disclosure Document, in each case certified as being complete and correct by a Responsible Officer of the Parent;

(vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix) at the option of the Parent, either (A) a certificate of a Responsible Officer of the Parent or (B) a solvency opinion from an independent financial accountant reasonably acceptable to each of the Administrative Agent and the Syndication Agent, in each case stating that the Borrower, individually, and the Parent and its Subsidiaries, taken as a whole, are Solvent on a Consolidated basis immediately after giving effect to the Transactions, the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Use of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x) a certificate of a Responsible Officer of the Parent to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

(xi) evidence satisfactory to each of the Administrative Agent and the Syndication Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by each of the Administrative Agent and the Syndication Agent, endorsements naming the Administrative Agent as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Parent, the Borrower and each other Loan Party; and

(xii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent or the Syndication Agent may reasonably request.

(b) Fee and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Agents, the Issuers and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letters).

(c) Refinancing of Existing Credit Agreement.  (i) All Indebtedness and other obligations issued under or in connection with the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all documents executed in connection therewith shall have been terminated on terms satisfactory to each of the Administrative Agent and the Syndication Agent and (iii) the Administrative Agent shall have received an executed payoff letter with respect thereto in form and substance satisfactory to the Administrative Agent and the Syndication Agent.

(d) Other Transactions.  Each of the Administrative Agent and the Syndication Agent shall be satisfied (and may, but shall not be obligated to, rely on the receipt of a certificate from any Loan Party or any Affiliate thereof for all or part of such purpose) that (i) up to $150,000,000 aggregate principal amount of the Senior Notes shall have been issued in accordance with the Senior Notes Indenture and the Borrower shall have received net proceeds thereof and (ii) the tender offer for the Existing Senior Subordinated Notes (the “Tender Offer”) shall have commenced.  The Borrower shall have delivered a notice of redemption of the Existing Senior Subordinated Notes to the Existing Senior Subordinated Notes Trustee, with respect to any Existing Senior Subordinated Notes not tendered on or prior to the Closing Date for such redemption to occur on April 15, 2010 (the “Existing Senior Subordinated Notes Redemption Date”), and the Agents shall have received a copy of such notice.

(e) Consents, Etc.  Each of the Parent and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Parent and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Senior Notes Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit.  With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Application.

(b) Representations and Warranties; No Defaults.  The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) No Legal Impediments.  The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Application, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower and the Parent as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Conditions Precedent to Each Facilities Increase

Each Facilities Increase shall not become effective prior to the satisfaction of all of the following conditions precedent:

(a) Certain Documents.  The Administrative Agent shall have received on or prior to the Facilities Increase Date for such Facilities Increase each of the following, each dated such Facilities Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance satisfactory to the Administrative Agent:

(i) written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facilities Increase (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate for all such Facilities Increases, the applicable maximum amount set forth in Section 2.1(c) (Facilities Increase)) and, in the case of each such Eligible Assignee or Affiliate or Approved Fund that is not an existing Lender, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Borrower, the Administrative Agent and such Affiliate, Approved Fund or Eligible Assignee;

(ii) an amendment to this Agreement (including to Schedule I (Commitments)), effective as of the Facilities Increase Date and executed by the Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facilities Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Administrative Agent but, which, in any case, except for of interest, fees, scheduled repayment dates and maturity, shall not be applied materially differently to the Facilities Increase and the existing Facilities;

(iii) certified copies of resolutions of the board of directors of each Loan Party approving the consummation of such Facilities Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(iv) a favorable opinion of counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v) such other document as the Administrative Agent may reasonably request or as any Lender participating in such Facilities Increase may require as a condition to its commitment in such Facilities Increase.

(b) Fee and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Facilities Increase on such Facilities Increase Date), as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Facilities Increase Date (including all such fees described in the Fee Letters).

(c) Conditions to Each Loan and Letter of Credit.  (i) The conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied both before and after giving effect to such Facilities Increase, (ii) such Facilities Increase shall be made on the terms and conditions set forth in Section 2.1(c)(i) (Facilities Increase) and (iii) the Borrower and the Parent shall be in compliance with Article V (Financial Covenants) on such Facilities Increase Date for the most recently ended Fiscal Quarter on a pro forma basis both before and after giving effect to such Facilities Increase.

Section 3.4 Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

Representations and Warranties

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of the Parent and the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and immediately after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

(a) Each of the Parent and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (iv) is in compliance with its Constituent Documents, (v) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (vi) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of the Parent and the Borrower, none of the Parent or any of its Subsidiaries (and, to the knowledge of the Parent and its Subsidiaries, no Permitted Joint Venture) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (“Anti-Terrorism Laws”), including United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(c) To the knowledge of the Parent and the Borrower, none of the Parent or any of its Subsidiaries (and, to the knowledge of the Parent and its Subsidiaries, no Permitted Joint Venture) is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order;

(iii) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iv) a person that is named as a “specially designated national and blocked person” in the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

(d) To the knowledge of the Parent and the Borrower, none of the Parent or any of its Subsidiaries and no Permitted Joint Venture (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (c) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans and Letters of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Senior Notes Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents and release Liens in respect of the Existing Credit Agreement.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

Section 4.3 Ownership of Parent; Subsidiaries

(a) Set forth on Schedule 1 to the Pledge and Security Agreement is a complete and accurate list showing, as of the Closing Date, the Parent and each of its Subsidiaries and, as to each such Person, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Loan Party.

(b) No Stock of any Subsidiary of the Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right.  All of the outstanding Stock of each Subsidiary of the Parent owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens, other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and Customary Permitted Liens.  Neither the Parent nor any of its Subsidiaries is a party to (or, with respect to the Stock of each Subsidiary of the Parent, has knowledge of) (i) any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents, the Existing Senior Subordinated Notes (until tendered or redeemed in full) and the Senior Notes Documents or (ii) any agreement or understanding with respect to the voting, sale or transfer of any shares of Stock of the Parent or any agreement restricting the transfer or hypothecation of any such shares.  Neither the Parent nor any of its Subsidiaries owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4 Financial Statements

(a) The Financial Statements listed on Schedule 4.4 (Financial Statements), copies of each of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of such Financial Statements that are not certified by independent financial accountants to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Parent and its Subsidiaries as at the dates set forth on such Schedule 4.4 for such Financial Statements and the Consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b) As of the Closing Date, neither the Parent nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that (i) is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto, (ii) is required to be disclosed in such Financial Statements and (iii) is not permitted by this Agreement.

(c) The Projections have been prepared by the Parent in light of the past operations of its business, and reflect projections for the period from January 1, 2010 through March 31, 2015 (on a quarter by quarter basis through Fiscal Year 2011 and on a year by year basis thereafter).  The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes to be reasonable and fair on the Closing Date in light of current conditions and current facts known to the Parent and, as of the Closing Date, reflect the Parent’s good faith and reasonable estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.  Notwithstanding the foregoing, it is understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and its Subsidiaries and that no assurance can be given that such Projections will be realized.

Section 4.5 Material Adverse Change

Since March 31, 2008, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and immediately after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the other Transactions and other financing transactions contemplated hereby, (d) the payment and accrual of all transaction costs in connection with the foregoing and (e) all contingent rights of contribution and all intercompany loans, the Borrower is Solvent and the Loan Parties, on a Consolidated Basis, are Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Parent and the Borrower, threatened actions, investigations or proceedings affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect.  The performance of any action by any Loan Party required or contemplated by any Loan Document or any Senior Notes Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All federal and material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Parent or any of their respective Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected in such Tax Returns and all material federal, state, local and foreign income, franchise and other material Taxes otherwise due and payable by each such entity (including in its capacity as a withholding agent) have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where such Taxes are being contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Parent or such Tax Affiliate in conformity with GAAP.   On the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination has been given or made by any Governmental Authority.  No assertion of any claim, assessment or deficiency for any material federal, state, local or foreign income, franchise or any other material Taxes has been given or made by any Governmental Authority that is in excess of any reserves therefor that have been established on the books of the Parent or any of its Tax Affiliates in conformity with GAAP and none of the Parent or any of its Tax Affiliates has any knowledge that any Governmental Authority is considering making any such assertion in the foreseeable future.  Proper and accurate amounts have been withheld by the Parent and each of its Tax Affiliates from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) None of the Parent nor any of its Tax Affiliates has (i) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (ii) been a member of an affiliated, combined or unitary group other than the group of which the Parent or any of its Tax Affiliates is the common parent.

Section 4.9 Full Disclosure

The written, factual information (other than projections, budgets, other estimates and general market data) concerning any of the Parent and its Subsidiaries prepared or furnished by or on behalf of the Parent or the Borrower in connection with this Agreement or the Senior Notes Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not, as of the date furnished (or as of the date this representation is made when considered together with all other information furnished thereafter), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, taken as a whole, not materially misleading in light of the circumstances under which such statements were and are made.

Section 4.10 Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) Neither the Parent nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) Neither the Parent nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, and, to the knowledge of the Parent and the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to the Parent or any of its Subsidiaries, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the knowledge of the Parent and the Borrower, there are no Requirements of Law applicable to the Parent or any of its Subsidiaries the compliance with which by the Parent or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12 Investment Company Act

None of the Parent or any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) to refinance all Indebtedness and other obligations (other than indemnification and other obligations that survive repayment of the Indebtedness by their terms) outstanding under the Existing Credit Agreement and the Existing Senior Subordinated Notes, (b) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the other Transactions and (c) for working capital and general corporate purposes (including to make Permitted Acquisitions).

Section 4.14 Insurance

All policies of insurance of any kind or nature of the Parent or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as, in the reasonable business judgment of a Responsible Officer of the Parent, is sufficient, appropriate and prudent for a business of the size and character of that of such Person.

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Parent or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s and Parent’s knowledge, threatened, against or involving the Parent or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Parent or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Parent or any of its Subsidiaries.

(d) Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Parent or any of its Subsidiaries.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Parent or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the Parent or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Parent or any of its Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17 Environmental Matters

Except as disclosed on Schedule 4.17 (Environmental Matters),

(a) (i) the Parent and each of its Subsidiaries and their respective operations, Real Property and other assets, and (ii) to the knowledge of the Responsible Officers of the Parent and the Borrower (after reasonable inquiry by the Responsible Officers for such matters), the operations, Real Property and other assets of the persons providing manufacturing, warehousing and/or distribution services to the Parent and each of its Subsidiaries (in each case solely to the extent related to the performance of such services) (the “Service Contractors”) have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Parent and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof whose Dollar Equivalent would exceed $5,000,000;

(b) none of the Parent or any of its Subsidiaries or any Real Property or other assets currently or, to the knowledge of the Parent and the Borrower, previously owned, operated, leased, distributed or sold by or for the Parent or any of its Subsidiaries is subject to any pending or, to the knowledge of the Parent and the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Parent and its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent would exceed $5,000,000;

(c) none of the Parent or any of its Subsidiaries, any of their Real Property or other assets is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog;

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of the Parent or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Parent and the Borrower (after reasonable inquiry by the Responsible Officers of other appropriate officers of the Borrower and its Subsidiaries), of the Service Contractors, or of Real Property or other assets owned, operated, leased, distributed or sold by the Parent or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Parent and the Borrower (after reasonably inquiry by the Responsible Officers of other appropriate officers of the Borrower and its Subsidiaries), by the Service Contractors that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Parent and its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent would exceed $5,000,000;

(e) as of the date hereof, no Environmental Lien has attached to any property of the Parent or any of its Subsidiaries and, to the knowledge of the Parent and the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property; and

(f) as of the Closing Date, the Parent and each of its Subsidiaries has provided the Lenders with copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Parent or any of its Subsidiaries or any Real Property or other assets of any of them or of the Service Contractors that are in the possession, custody or control of the Parent or any of its Subsidiaries.

Section 4.18 Intellectual Property

Except as disclosed on Schedule 4.18 (Intellectual Property), (a) the Parent and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses, including all trade names associated with any private label brands of the Parent or any of its Subsidiaries; (b) the Parent and its Subsidiaries take reasonable measures to protect all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights and copyright applications, internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses, and to their knowledge, no third party is infringing, violating or misappropriating such licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights and copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses; and (c) to the Borrower’s and the Parent’s and the Subsidiaries’ knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all Intellectual Property), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Parent or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except, in each of clauses (a), (b) and (c), as would not have a Material Adverse Effect.

Section 4.19 Title; Real Property

(a) Each of the Parent and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Parent, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.).  The Parent and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Parent’s and its Subsidiaries’ right, title and interest in and to all such property.

(b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(c) All Permits required to have been issued or appropriate to enable all Real Property of the Parent or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(d) None of the Parent or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Parent or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20 Related Documents

(a) As of the Closing Date, the consummation of the transactions contemplated by the Senior Notes Documents by each Loan Party:

(i) is within such Loan Party’s respective corporate, limited liability company, partnership or other powers;

(ii) has been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii) does not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries other than a Lien permitted under Section 8.2 (Liens, Etc.); and

(iv) does not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Parent over the Borrower or by the Borrower over any of its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b) Each of the Senior Notes Documents has been or at the Closing Date will have been duly executed and delivered by each Loan Party party thereto and at the Closing Date will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c) As of the Closing Date, none of the Senior Notes Documents has been amended or modified in any respect and no provision therein has been waived.

ARTICLE V

Financial Covenants

Each of Parent and the Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Leverage Ratio

The Parent agrees with each of the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that it shall maintain, on the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

Each Fiscal Quarter Ending During the Period	Maximum Leverage Ratio
From April 1, 2010 through March 31, 2011	4.30 to 1
From April 1, 2011 through December 31, 2012	4.00 to 1
From January 1, 2013 through December 31, 2013	3.75 to 1
January 1, 2014 and thereafter	3.50 to 1

Section 5.2 Minimum Interest Coverage Ratio

The Parent agrees with each of the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that it shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

Each Fiscal Quarter Ending During the Period	Minimum Interest Coverage Ratio
From April 1, 2010 through March 31, 2011	2.75 to 1
From April 1, 2011 through December 31, 2012	3.00 to 1
January 1, 2013 and thereafter	3.25 to 1

Section 5.3 [Reserved.]

Section 5.4 Capital Expenditures

The Parent shall not make or incur, or permit to be made or incurred, Capital Expenditures during any Fiscal Year to exceed $3,000,000 in the aggregate; provided, however, that to the extent that actual Capital Expenditures for any Fiscal Year shall be less than $3,000,000 (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

ARTICLE VI

Reporting Covenants

Each of the Parent and the Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Parent shall furnish to the Administrative Agent each of the following:

(a) [Reserved].

(b) Quarterly Reports.  Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Parent and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the Consolidated financial position of the Parent as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports.  Not later than the earlier of (x) 100 days after the end of each Fiscal Year and (y) 10 days after the Parent’s or the Borrower’s Annual Report on Form 10-K is filed with the Securities and Exchange Commission, financial information regarding the Parent consisting of Consolidated balance sheets of the Parent as of the end of such year and related statements of income and cash flows of the Parent for such Fiscal Year, all prepared in confor-

mity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Parent or the Borrower being a going concern by the Parent’s and the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of the Parent as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s and the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Parent’s and the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(d) Compliance Certificate.  Within 10 days after delivery of any Financial Statements pursuant to clause (b) or (c) above but in any event no later than the last day for which Financial Statements must be delivered pursuant to clause (b) or (c) above, the Parent shall deliver a certificate of a Responsible Officer of the Parent in a form reasonably satisfactory to the Administrative Agent (a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Margin) and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis, (ii) in the case of delivery of Financial Statements pursuant to clause (c) above, showing in reasonable detail the calculations used in determining Excess Cash Flow and demonstrating compliance with the financial covenant set forth in Section 5.4 (Capital Expenditures) and (iii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Parent proposes to take with respect thereto.

(e) Corporate Chart and Other Collateral Updates.  Within 10 days after delivery of any Financial Statements pursuant to clause (b) or (c) above but in any event no later than the last day for which Financial Statements must be delivered pursuant to clause (b) or (c) above, the Parent shall deliver (i) a certificate of a Responsible Officer of the Parent certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Parent in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended).  The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements).  Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(f) Business Plan.  Not later than 30 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Parent and its Subsidiaries for the Fiscal Year next succeeding such Fiscal Year approved by the board of directors of the Parent and (ii) forecasts prepared by management of the Parent for each of the two Fiscal Years next succeeding such Fiscal Year (but in any event not beyond the Fiscal Year in which the then Latest Maturity Date is scheduled to occur), including, in each instance described in clauses (i) and (ii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(g) Management Letters, Etc.  Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

(h) Intercompany Loan Balances.  Together with each delivery of any Financial Statement pursuant to clause (b) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Parent.

Documents required to be delivered pursuant to Section 6.1(b) or (c) (Financial Statements) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) shall be deemed to be delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule II (Applicable Lending Offices and Addresses for Notices); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.18 (Confidentiality)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, the Parent shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Parent shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Parent or any of its Subsidiaries that, in the reasonable judgment of the Borrower or the Parent, expose the Parent or any of its Subsidiaries to liability in an aggregate amount the Dollar Equivalent of which would equal or exceed $10,000,000 or that would have a Material Adverse Effect.

Section 6.4 Asset Sales

Prior to any Asset Sale whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $15,000,000, the Parent shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Parent or any of its Subsidiaries.

Section 6.5 Notices under Related Documents

Promptly after the sending or filing thereof, the Parent shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Senior Notes Document.

Section 6.6 [Reserved.]

Section 6.7 Labor Relations

Promptly after becoming aware of the same, the Parent shall give the Administrative Agent written notice of (a) any material labor dispute to which the Parent or any of its Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8 Tax Returns

Upon the request of any Lender, through the Administrative Agent, the Parent shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Parent or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.9 Insurance

As soon as is practicable and in any event within 100 days after the end of each Fiscal Year, the Parent shall furnish the Administrative Agent with (a) a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Parent or any of its Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that, with respect to all such insurance coverage maintained by the Parent or any Loan Party, the Administrative Agent, on behalf of the Secured Parties, has been named as loss payee or additional insured, as applicable.

Section 6.10 ERISA Matters

The Parent shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) promptly and in any event within 30 days after the Parent, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the Parent, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Parent describing such ERISA Event or waiver request and the action, if any, the Parent, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the Parent, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.11 Environmental Matters

The Parent shall provide the Administrative Agent promptly and in any event within 10 days after the Parent or any of its Subsidiaries learns of any of the following, written notice of each of the following:

(a) that any Loan Party or any Subsidiary of any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party or such Subsidiary to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $5,000,000;

(b) the receipt by any Loan Party or any Subsidiary of any Loan Party of notification that any real or personal property of such Loan Party or such Subsidiary is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by any Loan Party or any Subsidiary of any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party or such Subsidiary that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $5,000,000;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $5,000,000;

(e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $5,000,000;

(f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $5,000,000 or more or that shall subject the Loan Parties and their Subsidiaries to additional Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $5,000,000; and

(g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12 Material Contracts

Promptly after any Responsible Officer becoming aware of the same, the Parent shall give the Administrative Agent prior to the Closing Date written notice of any cancellation, termination, loss of, or material adverse change to, any material Contractual Obligation (including any Intellectual Property license agreement, manufacturing agreement or other customer arrangement).

Section 6.13 Other Information

Each of the Parent and the Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Parent, any Subsidiary of the Parent or any Joint Venture of any of them as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

Affirmative Covenants

Each of the Parent and the Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, preserve and maintain its legal existence, except as permitted by Section 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2 Compliance with Laws, Etc.

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Parent or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, timely pay and discharge, all lawful material governmental claims and all material federal, state, local and foreign income, franchise and other Taxes, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent, the Borrower or the appropriate Subsidiary in conformity with GAAP.  Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, timely file all material federal, state, local and foreign income, franchise and other Tax Returns required to be filed.

Section 7.5 Maintenance of Insurance

Each of the Parent and the Borrower shall (a) maintain for, itself, and each of the Parent and the Borrower shall cause to be maintained for each of their respective Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks that, as determined in the good faith judgment of a Responsible Officer of Parent to be sufficient, appropriate and prudent in the conduct of the business of the kind conducted by Parent and its Subsidiaries, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance relating to the Parent or any Loan Party to name the Administrative Agent, on behalf of the Secured Parties, as additional insured or loss payee, as appropriate, and to provide that no cancellation or material change in coverage shall be effective until after 10 days’ written notice thereof to the Administrative Agent.

If any portion of any Real Property that is subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Adminis-

trative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 7.6 Access

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, from time to time (but, if no Default or Event of Default shall have occurred and be continuing, not more often than once per Fiscal Year at the Borrower’s expense) permit the Administrative Agent, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to, during the normal business hours of the Parent, the Borrower or such Subsidiary, as applicable, (a) examine and make copies of and abstracts from the records and books of account of the Parent and each Subsidiary of the Parent, (b) visit the properties of the Parent and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Parent and each of its Subsidiaries with any of their respective officers or directors, as long as the Borrower is offered an opportunity to be present during such discussions, and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants).  Each of the Parent and the Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall use its commercially reasonable efforts to cause the certified public accountants of any of their respective Subsidiaries, if any, to disclose to the Administrative Agent any and all financial statements and other information as the Administrative Agent reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Parent or its Subsidiaries.

Section 7.7 Keeping of Books

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Parent, the Borrower and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (a) in good working order and condition all of its material properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights and copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9 Use of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing,

the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Parent or any of its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $2,500,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each of the Parent and the Borrower agrees promptly (and in any event within 30 days of acquisition or formation of such new Subsidiary or such later date agreed to by the Administrative Agent) to do, or to cause each of their respective Subsidiaries to do, each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party (and each other Person having entered into Guaranty Obligations or otherwise became liable in respect of any Subordinated Debt) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations unless the Parent and the Administrative Agent otherwise agree;

(b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant the Requisite Priority Liens in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party, any Subsidiary of any Loan Party or any other Person having entered into Guaranty Obligations or otherwise became liable in respect of any Subordinated Debt and (ii) effectively grant the Requisite Priority Liens in all property interests and other assets of any Loan Party, any Subsidiary of any Loan Party or any Subsidiary of the Borrower or the Parent having entered into Guaranty Obligations or otherwise became liable in respect of any Subordinated Debt or any other Person planning to enter, having entered or having agreed to enter into any such Guaranty Obligations or liability; provided, however, in no event shall (x) any Loan Party or any of its Subsidiaries, individually or collectively, be required to pledge in excess of 65% of the outstanding Voting Stock of any Excluded Foreign Subsidiary unless the Parent and the Administrative Agent otherwise agree or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Parent and the Administrative Agent otherwise agree;

(c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above and to create, maintain and perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent;

(e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries, with the exception of any Excluded Foreign Subsidiary, to (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than an Approved Deposit Account; provided, however, that each of the Parent and the Borrower and each of their respective Subsidiaries may (x) deposit cash in and maintain payroll, withholding tax and flexible spending or other fiduciary accounts, in each case that are not Approved Deposit Accounts and (y) deposit cash in and maintain other accounts that are not Approved Deposit Accounts as long as the Dollar Equivalent of the aggregate balance in all such accounts does not exceed $5,000,000 at any time.

(b) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and securities intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Excluded Foreign Subsidiary.  Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Parent to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Parent; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.  None of the Parent, the Borrower, any of their respective Subsidiaries or any other Loan Party or Person claiming on behalf of or through the Parent, the Borrower, any of their respective Subsidiaries or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations.

Section 7.13 Real Property

(a) Each of the Parent and the Borrower shall, and shall cause each of their respective Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective material Leases now or hereafter held respectively by them, including the Leases set forth on Schedule 4.19 (Real Property) (to the extent such Lease is indicated thereon to be material), (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect and (iv) provide the Administrative Agent with a copy of each notice of default under any material Lease received by the Parent, the Borrower or any of their respective Subsidiaries promptly upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by the Parent, the Borrower or any of their respective Subsidiaries under any material Lease simultaneously with its delivery of such notice under such Lease.

(b) At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) or, if earlier, entering into possession of any leased premise, in each case for the principal place of business and chief executive office of the Parent, the Borrower or any other Guarantor or any other Lease (including any renewal) in which the Dollar Equivalent of the annual rental payments are anticipated to equal or exceed $1,000,000 or (ii) acquiring any material owned Real Property, the Parent shall, and each of the Parent and the Borrower shall cause each Guarantor to, provide the Administrative Agent written notice thereof.

(c) To the extent requested by the Administrative Agent, not previously delivered to the Administrative Agent and not prohibited pursuant to the Contractual Obligation granting a Lien permitted hereunder on such Real Property or Lease, upon written request of the Administrative Agent, each of the Parent and the Borrower shall, and shall cause each other Loan Party to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a Mortgage on any owned Real Property or Lease of such Loan Party, together with (i) if requested by the Administrative Agent and such Real Property is located in the United States or is a Lease of Real Property located in the United States, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of mortgages on such Real Property or Lease constituting the Requisite Priority Liens; provided, however, that the Parent and the Borrower shall not have to deliver any Mortgage to the Administrative Agent on any (x) owned Real Property unless the Fair Market Value of such Real Property exceeds $1,500,000, (y) Lease with respect to office space to the extent such Lease is in effect on the date hereof (and reviewed by the Administrative Agent prior to the date hereof), together with all replacements for such Lease on terms and conditions (including financial terms) not materially worse for the Borrower, or (z) Lease in which the annual rental payments are anticipated to be less than $2,000,000.

Section 7.14 Post-Closing Deliveries

On or prior to the Existing Senior Subordinated Notes Redemption Date, the Borrower shall deposit, or shall cause to be deposited, the redemption price for the Existing Senior Subordinated Notes not tendered in the Tender Offer with the Existing Senior Subordinated Notes Trustee and cause the indenture for the Existing Senior Subordinated Notes to be discharged.

ARTICLE VIII

Negative Covenants

Each of the Borrower and the Parent agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (i) below) and Guaranty Obligations in respect thereto;

(b) (i) until the date on which the Existing Subordinated Notes are required to be discharged pursuant to Section 7.14 (Post-Closing Deliveries), the Existing Senior Subordinated Notes and (ii) other Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness);

(c) Guaranty Obligations incurred (i) by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above and clause (j) below) or (ii) in respect of Indebtedness of any Permitted Joint Venture or any Subsidiary of the Parent that is not the Borrower or a Subsidiary Guarantor, to the extent such Guaranty Obligation, together with all other such Guaranty Obligations and all other Investments permitted thereunder, is permitted as an Investment pursuant to Section 8.3(h)(iii) (Investments);

(d) Capital Lease Obligations and purchase money Indebtedness incurred to finance the acquisition or improvement (together with, in each case, related costs) of fixed assets; provided, however, that (i) the Capital Expenditure related thereto is otherwise permitted by Section 5.4 (Capital Expenditures) and (ii) the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness (including renewals, extensions, refinancings and refundings of any such Capital Lease Obligations or purchase money Indebtedness permitted pursuant to clause (e) below) shall not exceed $25,000,000 at any time;

(e) renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) (other than the Existing Senior Subordinated Notes and intercompany loans set forth on Schedule 8.1 (Existing Indebtedness)) or (d) above or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms taken as a whole not materially less favorable to the Parent or any of its Subsidiaries obligated thereunder than the Indebtedness being renewed, extended, refinanced or refunded;

(f) a sale and leaseback transaction permitted pursuant to Section 8.16 (Sale and Leaseback Transactions), to the extent such transaction would constitute Indebtedness;

(g) Indebtedness arising from intercompany loans (i) from the Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor, (iii) from the Borrower or any Subsidiary Guarantor to any Subsidiary of the Parent that is a Non-Guarantor; provided, however, that, in the case of this clause (iii), the Investment by such Borrower or Subsidiary Guarantor in such intercompany loan to such Subsidiary is permitted under Section 8.3 (Investments) or (iv) from any Subsidiary of the Parent to the Parent;

(h) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(i) Obligations under Hedging Contracts permitted under Section 8.17 (No Speculative Transactions);

(j) Indebtedness (but not Guaranty Obligations thereof) owing to the issuer of any insurance policy by the Person purchasing such policy for the benefit of the Parent and its Subsidiaries for the purpose of financing the purchase of such policy by the Parent or any of its Subsidiaries, in an aggregate outstanding principal amount not to exceed the premiums owed under such policy;

(k) (i) Indebtedness of the Borrower owing under the Senior Notes in an aggregate principal amount which does not exceed $150,000,000 at any time, (ii) Additional Permitted Debt (provided that at the time of the incurrence of such Indebtedness the Borrower is in compliance with Article V (Financial Covenants) on a pro forma basis after giving effect to the incurrence of such Additional Permitted Debt (recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements))) and (iii) any refinancings (including by legal defeasance), refundings, renewals or extensions of such Indebtedness pursuant to clauses (i) and (ii); provided that with respect to such Indebtedness (w) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, (x) such Indebtedness bears interest and provides for the payment of fees on terms and conditions not significantly less favorable to any Loan Party from those offered to similarly situated borrowers in the marketplace for similar facilities, (y) such Indebtedness has a maturity not earlier and an average life to maturity not less than that of the Senior Notes (calculated at the time of incurrence of such Indebtedness) and (z) such Indebtedness is otherwise on terms and conditions that, taken as a whole, are materially not less favorable to the Loan Parties and the interests of the Administrative Agent, the Syndication Agent or any of the Lenders, Issuers or other Secured Parties under the Loan Documents than those of the Senior Notes and the Senior Notes Documents.

(l) Indebtedness assumed in connection with any Permitted Acquisition or owing by a Person that becomes a Subsidiary of the Parent in any Permitted Acquisition (and existing prior thereto), together with renewals, extensions, refinancings and refundings thereof, in an aggregate outstanding principal amount the Dollar Equivalent of which does not exceed $30,000,000 at any time; provided, however, that such Indebtedness (i) exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and (ii) is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition or on or after the consummation thereof and does not provide any credit support therefor; and provided, further, that any renewal, extension, refinancing or refunding thereof is in an aggregate principal amount not greater than the principal amount of, and is on terms taken as a whole not materially less favorable to the Parent, the Borrower or any of their respective Subsidiaries obligated thereunder than the Indebtedness being renewed, extended, refinanced or refunded;

(m) unsecured Indebtedness (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) owing to any then existing or former director, officer or employee of Parent or any of its Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any of the Stock or Stock Equivalents of the Parent held by them; provided, however, that such Indebtedness shall provide that no cash payment (whether through optional prepayments, mandatory prepayments, scheduled repayments, acceleration or otherwise) shall be made thereunder to the extent the Available Employee Basket is (or would be after such payment) less than zero;

(n) unsecured Indebtedness owing to any seller as payment of the purchase price of a Permitted Acquisition on terms and conditions satisfactory to the Administrative Agent (including subordination provisions satisfactory to the Administrative Agent and which has a maturity date and prohibits any cash payment (other than, subject to appropriate subordination provisions, regularly scheduled interest payments) earlier than the first anniversary of the then Latest Maturity Date);

(o) contingent indemnification obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of Parent and its Subsidiaries incurred in the ordinary course of business;

(p) contingent liabilities in respect of any purchase price adjustment, earn-out provision or any non-competition or consulting agreement or deferred compensation agreement, in each case owing to the seller in connection with any Permitted Acquisition;

(q) Indebtedness of Subsidiaries of Parent that are Non-Guarantors (not owing to any Loan Party or any Subsidiary of any Loan Party) for working capital purposes in an aggregate outstanding principal amount the Dollar Equivalent of which does not exceed $10,000,000 at any time;

(r) [Reserved];

(s) Indebtedness not otherwise permitted under this Section 8.1 having an aggregate outstanding principal amount whose Dollar Equivalent shall not exceed $50,000,000 at any time; and

(t) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted under this Section 8.1.

Section 8.2 Liens, Etc.

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens on the assets of the Parent and its Subsidiaries;

(d) purchase money Liens granted by any Subsidiary of Parent (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e) any Lien granted by any Subsidiary of Parent and securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);

(f) Liens in favor of lessors, sublessors, lessees or sublessees securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, to the extent such sale and leaseback transactions are permitted hereunder;

(g) any Lien securing Indebtedness permitted pursuant to Section 8.1(l) (Indebtedness); provided, however, that (i) such Lien exists at the time of the Permitted Acquisition relating to such Indebtedness and is not created in contemplation of or in connection with such Permitted Acquisition and (ii) such Lien secures solely fixed or capital assets acquired (or fixed or capital assets of Persons acquired) as part of such Permitted Acquisition, and no assets constituting Collateral immediately prior to such Permitted Acquisition are subject to such Lien;

(h) Liens on an insurance policy of the Parent and its Subsidiaries and the identifiable cash proceeds thereof in favor of the issuer of such policy and securing Indebtedness incurred for the purpose of financing such policy and permitted under Section 8.1(j) (Indebtedness);

(i) Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition agreement with respect to a Permitted Acquisition;

(j) Liens on any of the assets of a Subsidiary of the Parent that is a Non-Guarantor to secure Indebtedness of such Subsidiary permitted pursuant to Section 8.1(q) (Indebtedness);

(k) licenses and sublicenses in the ordinary course of business of Intellectual Property (i) registered outside of the United States or (ii) having an aggregate Fair Market Value the Dollar Equivalent of which does not exceed $20,000,000; and

(l) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $10,000,000 at any time.

Section 8.3 Investments

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

(b) Investments in cash (including cash held in bank deposit accounts) and Cash Equivalents in the ordinary course of business; provided, however, that the Dollar Equivalent of Investments of Foreign Non-Guarantors in Cash Equivalents in which Loan Parties would not be permitted to make Investments pursuant to this clause (b) shall not exceed $15,000,000;

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and accounts, notes receivable, prepaid accounts and similar items arising or acquired in the ordinary course of business;

(d) Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business;

(e) cash deposits permitted pursuant to clause (c) or (f) of the definition of “Customary Permitted Liens” or pursuant to Section 8.2(i) or (l) (Liens, Etc.);

(f) Investments consisting of Securities of account debtors received by Parent or any of its Subsidiaries in any bankruptcy, insolvency or reorganization proceedings of such account debtors;

(g) (i) Investments consisting of Permitted Acquisitions and any Foreign IP Transfer; provided, however, that this clause (g) shall not permit Investments to be made after the consummation of such Permitted Acquisition or such Foreign IP Transfer if such Investments are not otherwise permitted under this Section 8.3, and (ii) Investments consisting of mergers, liquidations and dissolutions permitted pursuant to clause (y) or (z) of Section 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions);

(h) Investments by (i) the Borrower or any Guarantor in the Borrower or any Guarantor, (ii) any Subsidiary of the Parent that is a Non-Guarantor in any other Subsidiary of Parent or (iii) the Borrower or any Guarantor in any Subsidiary of the Parent or any Permitted Joint Venture, in each case that is a Non-Guarantor; provided, however, that Investments (including any Guaranty Obligations permitted pursuant to Section 8.1(c)(ii) (Indebtedness) and loans permitted pursuant to Section 8.1(g)(iii) (Indebtedness) shall be permitted pursuant to this clause (iii) only to the extent that, after giving effect to such Investment (and any Investment or Asset Sale to be made to any Non-Guarantor on or prior to the date of such Investment), the Dollar Equivalent of the Non-Guarantor Investment Amount shall not exceed $15,000,000 at any time; provided, further, that any loan or advance after the Closing Date by a Loan Party to a Subsidiary of the Parent that is not a Loan Party or to any Permitted Joint Venture, or any loan or advance after the Closing Date by any Subsidiary of Parent that is not a Loan Party or by any Permitted Joint Venture to a Loan Party, shall, in each case, be evidenced by an intercompany note in the form of Exhibit E (Form of Intercompany Notes) and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;

(i) [Reserved];

(j) loans or advances to employees of the Parent or any of its Subsidiaries in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (j) shall not exceed $2,000,000 at any time;

(k) loans and advances to any existing director, officer or employee of Parent or any of its Subsidiaries (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) the proceeds of which shall be used for the sole purpose of acquisition by such director, officer or employee of any of the Stock or Stock Equivalents of the Parent; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (k) shall not exceed $5,000,000 at any time;

(l) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(m) Investments (other than in Proposed Acquisitions) made with the Net Cash Proceeds of an Equity Issuance (but only to the extent of that portion of the Net Cash Proceeds of which have not previously been (and are not simultaneously being) applied to make Capital Expenditures within the meaning of clause (b) of the definition of “Unfinanced Capital Expenditures”, to make Restricted Payments pursuant to Section 8.5(c)(iii) (Restricted Payments) or to make other Investments pursuant to this Section 8.3(m)) identified in an Equity Issuance Notice as being invested pursuant to this clause (m) in (i) Joint Ventures that are Permitted Joint Ventures or (ii) in any other assets (other than Stock or Stock Equivalents of Subsidiaries or interests in Joint Ventures); provided that such Investment is made within 270 days of such Equity Issuance and no Event of Default shall be continuing at the time of such Investment; and

(n) Investments not otherwise permitted hereby; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $25,000,000 at any time; and

(o) Investment (other than in a Permitted Acquisition) of (i) the excess of the Net Cash Proceeds from any Asset Sale (other than to the Parent or any of its Subsidiaries) of any Investment made pursuant to clause (h), (m) or (n) above over the amount of such Investment (as determined in accordance with the definition of “Investment” set forth herein) at the time of such Asset Sale or (ii) the Net Cash Proceeds of any Asset Sale of any Investment made pursuant to this clause (o).

Section 8.4 Sale of Assets

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Parent, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) the liquidation, sale or disposition of cash, Cash Equivalents or inventory, in each case in the ordinary course of business;

(b) the sale or disposition of Equipment that has become surplus, worn-out, obsolete, is replaced in the ordinary course of business or is no longer used or useful in the business;

(c) the discount or write-off of accounts receivable overdue by more than 90 days or the sale of any such account receivables for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(d) (i) licenses and sublicenses in the ordinary course of business of Intellectual Property (A) registered outside of the United States or (B) having an aggregate Fair Market Value whose Dollar Equivalent does not exceed $20,000,000 during the term of this Agreement or (ii) any Foreign IP Transfer;

(e) the cancellation of any Indebtedness permitted to be cancelled under Section 8.6(a) (Prepayment and Cancellation of Indebtedness);

(f) the issuance of Nominal Shares;

(g) (i) a true lease or sublease of any property not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) a sale of assets pursuant to a sale and leaseback transaction, in each case as permitted under Section 8.16 (Sale and Leaseback Transactions);

(h) (i) any Asset Sale to the Borrower or any Guarantor as long as the consideration given by the Loan Parties to any Non-Guarantor does not exceed the Fair Market Value of the assets transferred to any Loan Parties, (ii) any Asset Sale to any Non-Guarantor to the extent, after giving effect to such Asset Sale (and any other Asset Sale or Investment in Non-Guarantors to be made on or prior to the date of such Asset Sale), the Dollar Equivalent of the Non-Guarantor Investment Amount does not exceed $20,000,000 and (iii) any Asset Sale by any Non-Guarantor to any Non-Guarantor;

(i) (A) the liquidation or merger of any Subsidiary of the Parent, to the extent such liquidation or merger is permitted pursuant to clause (x) of Section 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions) and (B)(x) any disposition of the Stock or Stock Equivalents or other interests in any Permitted Joint Venture for not less than Fair Market Value and all of the consideration for which is payable in cash or (y) any pro rata disposition of the assets of a Permitted Joint Venture to investors, participants or holders of Stock and Stock Equivalents in such Permitted Joint Venture in connection with the dissolution or termination of such Permitted Joint Venture, pursuant to and in accordance with the Contractual Obligations relating to such Permitted Joint Venture; provided, however, that, with respect to any such Asset Sale pursuant to this clause (i)(B)(x), the Dollar Equivalent of the aggregate consideration received by Parent or any of its Subsidiaries during any Fiscal Year for all such Asset Sales shall not exceed $25,000,000; and provided, further, that, with respect to any such Asset Sale pursuant to this clause (i)(B), an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments);

(j) as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale for not less than Fair Market Value, all of the consideration for which shall be payable in cash upon such sale, within 360 days of the consummation of a Permitted Acquisition, of non-core assets acquired as part of such Permitted Acquisition and subject to a Permitted Acquisition Notice with respect to such Permitted Acquisition; provided, however, that, with respect to any such Asset Sale permitted pursuant to this clause (j), an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments); and

(k) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for not less than Fair Market Value, 75% of the consideration for which shall be payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (k), the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $50,000,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments).

Section 8.5 Restricted Payments

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent (and, if such Subsidiary is not a Wholly-Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Parent or a Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(b) dividends and distributions declared and paid on the common Stock of the Parent and payable only in common Stock of the Parent; and

(c) the repurchase, redemption or other acquisition or retirement for value of any of the Stock or Stock Equivalents of the Parent held by any then existing or former director, officer or employee of the Parent or any of its Subsidiaries or their respective assigns, estates, heirs or their current or former spouses; provided, however, that (i) such Restricted Payment is made in the amount of the proceeds of key-man life insurance received by any Subsidiary of the Parent by reason of the death of any director, officer or employee and for the purpose of financing the repurchase, redemption or other acquisition or retirement for value of any of the Stock or Stock Equivalents of the Parent held by such director, officer or employee or its assigns, estates, heirs or current or former spouses, (ii) such Restricted Payment is made only to the extent the Available Employee Basket is not (and would not be after giving effect to such Restricted Payment) less than zero or (iii) such Restricted Payment is made using the Net Cash Proceeds of any Equity Issuance (but only to the extent of that portion of the Net Cash Proceeds of which have not previously been (and are not simultaneously being) applied to make Capital Expenditures within the meaning of clause (b) of the definition of “Unfinanced Capital Expenditures”, to make Investments pursuant to Section 8.3(m) (Investments) or to make other Restricted Payments pursuant to this Section 8.5(c)(iii) (Restricted Payments)); or

(d) any other Restricted Payment to the extent that at the time of such Restricted Payment the sum of (i) the amount of such Restricted Payment and (ii) the aggregate amount of all other Restricted Payments made in reliance upon this clause (d) and declared or paid after January 1, 2010 and prior to such time would not exceed the Restricted Payment Allowance in effect at such time;

provided, however, that no Restricted Payment described in clause (c) or (d) shall be permitted if (x) a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (y) in the case of clause (d) only, the Leverage Ratio of the Parent calculated both before giving effect to such Restricted Payment and after giving effect to such Restricted Payment on a pro forma basis (recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements)) is higher than 4.0 to 1.0.

Section 8.6 Prepayment and Cancellation of Indebtedness

(a) Cancellation.  Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, cancel any Indebtedness owed to any of them except (i) in the ordinary course of business (including loans to any existing or former director, officer or employee of Parent or any of its Subsidiaries or their respective assigns, estates, heirs or their current or former spouses) and (ii) in respect of intercompany Indebtedness owing to the Borrower or any Guarantor by any Non-Guarantor.

(b) Prepayment of Indebtedness.  As long as the Leverage Ratio of the Parent as of the date thereof shall equal or exceed 4.0 to 1.0 (after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction), neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (including the Senior Notes and any Subordinated Debt); provided, however, that the Parent and each Subsidiary of the Parent may (A) prepay the Obligations in accordance with the terms of this Agreement, (B) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (C) prepay Indebtedness under the Existing Credit Agreement and the Existing Senior Subordinated Notes with the proceeds of the initial Borrowings hereunder, (D) prepay any Indebtedness payable to the Borrower or any of its Subsidiaries by Parent or any of its Subsidiaries, (E) prepay any Indebtedness secured by a Lien permitted under this Agreement and (F) prepay, renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness).

Section 8.7 Restriction on Fundamental Changes; Permitted Acquisitions

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, do any of the following:

(a) except in connection with a Permitted Acquisition or an Asset Sale otherwise permitted by Section 8.4 (Sale of Assets) (other than under Section 8.4(i)(A) (Sale of Assets)), (i) merge or consolidate with any Person, (ii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iii) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person;

(b) enter into any joint venture (including any Joint Venture) or partnership with any Person that is not a Loan Party or a Subsidiary of a Loan Party, in each case except for Permitted Joint Ventures; or

(c) except as part of any Foreign IP Transfer, create any Subsidiary unless, after giving effect to such creation, such Subsidiary is a Wholly-Owned Subsidiary of the Parent and the Investment in such Subsidiary is permitted under Section 8.3(h) (Investments);

provided, however, that:

(x) (1) any Subsidiary of the Parent (other than the Borrower) may be merged, liquidated or dissolved into the Borrower or a Guarantor and (2) any Non-Guarantor may be merged, liquidated or dissolved into any other Non-Guarantor;

(y) any Permitted Joint Venture may be liquidated or dissolved to the extent permitted pursuant to Section 8.4(i)(B) (Sale of Assets); and

(z) any Subsidiary of the Parent (other than the Borrower) may be acquired by any Loan Party or, if such Subsidiary is a Non-Guarantor, by any Non-Guarantor (in each case, as long as the resulting Asset Sale and Investment are otherwise permitted hereunder);

provided, further, however, that (A) in the case of any merger or consolidation to which the Parent or the Borrower is a party, the Parent or the Borrower (as the case may be) shall survive such merger or consolidation, (B) subject to the preceding clause (A), in the case of any merger or consolidation to which any Guarantor is a party, such Guarantor shall survive such merger or consolidation and (C) subject to the preceding clauses (A) and (B), other than in an Asset Sale permitted by Section 8.4 (Sale of Assets) (other than Section 8.4(i)(A)), in the case of any merger or consolidation to which any Subsidiary of the Parent is a party, such Subsidiary shall survive such merger or consolidation.

Section 8.8 Change in Nature of Business

(a) The Borrower shall not, nor shall the Parent or the Borrower permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise, except for businesses reasonably related to the business as carried on at the date hereof, or ancillary or complementary thereto (or a reasonable extension or expansion thereof), or otherwise part of the consumer products business.

(b) The Parent shall not engage in any business or activity other than (i) holding shares in the Stock of Subsidiaries, (ii) holding the Indebtedness, granting the Liens and making the Investments and Restricted Payments such Person is otherwise permitted to make hereunder, (iii) filing tax reports and paying taxes and other expenses in the ordinary course, (iv) preparing reports to Governmental Authorities and to its stockholders, (v) holding directors and stockholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Requirements of Law, (vi) ordinary course activities of a public company and (vii) activities reasonably related to the foregoing.

Section 8.9 Transactions with Joint Ventures and Affiliates

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including any Investment, Asset Sale, incurrence of Indebtedness or any transaction in respect thereof, the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with any of their Affiliates (other than Parent, the Borrower or any Subsidiary Guarantor) except for each of the following:

(a) Restricted Payments;

(b) Investments in loans and advances to officers and directors permitted pursuant to clause (j) or (k) of Section 8.3 (Investments);

(c) Indebtedness of Non-Guarantors, Investments in or by Non-Guarantors and Restricted Payments by Non-Guarantors to Loan Parties, in each case as otherwise permitted hereunder;

(d) [Reserved];

(e) expense reimbursement, indemnities, salaries and other director or employee compensation (including expense reimbursement and indemnities) to officers or directors of the Parent or any of its Subsidiaries; and

(f) transactions set forth in writing, in the ordinary course of business and on a basis not materially less favorable to the Parent, the Borrower or, as the case may be, such Subsidiary of either of them as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof.

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents and the Senior Notes Documents, neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to (i) pay dividends or make any other distribution with respect to its Stock or Stock Equivalents, (ii) transfer any of its properties or assets or (iii) make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Parent or any other Subsidiary of the Parent or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Parent or any Subsidiary of the Parent to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations; provided, however, that the foregoing shall not apply to (w) customary restrictions contained in any Hedging Contract constituting a Secured Obligation, (x) restrictions on Restricted Payments to any Loan Party for the benefit of holders of Indebtedness of Non-Guarantors (and agents under the resulting facilities) otherwise permitted hereunder, (y) encumbrances on assets acquired by the Parent, the Borrower or any Subsidiary of either of them, as long as such encumbrances related to the assets so acquired and were not created in connection with or in anticipation of such acquisition and (z) encumbrances contained in any agreement for the sale or other disposition of any Subsidiary or Permitted Joint Venture of the Parent in accordance with the terms herewith that restricts distributions by that Subsidiary or Permitted Joint Venture pending such sale or other distribution; and provided, further, that the foregoing clause (a)(ii) shall not apply to (A) restrictions in the Indebtedness secured by a Lien permitted hereunder on any asset on the transfer of such asset, (B) customary provisions entered into in the ordinary course of business restricting assignment (including, in the case of leases, subletting, and, in the case of licenses, sublicensing) of any Contractual Obligation, (C) customary restrictions entered into in the ordinary course of business in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements limiting the transfer of the assets subject thereto pending the consummation of the sale provided therein, (D) customary restrictions in agreements relating to Permitted Joint Ventures or (E) restrictions on cash or other deposit or net worth imposed by customers or contracts entered into in the ordinary course of business.

Section 8.11 Modification of Constituent Documents

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of the Parent, the Borrower or any of their respective Subsidiaries and do not materially and adversely affect the interests of the Administrative Agent, the Syndication Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12 [Reserved.]

Section 8.13  Modification of Certain Documents

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, change or amend the terms of any Senior Notes (or any Senior Notes Document) or any Subordinated Debt (or any Subordinated Debt Document) if the effect of such amendment is to (i) increase the cash pay portion of the interest rate (or decrease the portion thereof that is not required to be paid in cash) on such Senior Notes or such Subordinated Debt, (ii) change the dates upon which payments of principal or interest are due on such Senior Notes or such Subordinated Debt other than to extend such dates, (iii) change any default of event of default other than to delete or make less restrictive any default provision therein, or change any covenant with respect to such Senior Notes or such Subordinated Debt in any manner materially adverse to the Parent, the Borrower, any of their respective Subsidiaries or any Agent, Lender, Issuer or other Secured Party, (iv) change the subordination provisions of such Subordinated Debt, (v) change the redemption or prepayment provisions of such Senior Notes or such Subordinated Debt other than to extend the dates thereof or to reduce the premiums payable in connection therewith or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Senior Notes or such Subordinated Debt in a manner adverse to the Parent, the Borrower, any of their respective Subsidiaries or the Administrative Agent, the Syndication Agent or any Lender, Issuer or other Secured Party.

Section 8.14 Accounting Changes; Fiscal Year

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

Section 8.15 Margin Regulations

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.16 Sale and Leaseback Transactions

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the Dollar Equivalent of the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $10,000,000 at any time outstanding.

Section 8.17 No Speculative Transactions

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business.

Section 8.18 Compliance with ERISA

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries or any ERISA Affiliate to, cause or permit to occur, (a) an event that would reasonably be expected to result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

Section 8.19 Environmental

Neither the Parent nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that neither the Parent nor the Borrower shall be deemed in violation of this Section 8.19 if the Dollar Equivalent of all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Loan Parties as the consequence of all such Releases shall not exceed $7,000,000 in the aggregate.

ARTICLE IX

Events of Default

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan made hereunder or any obligation owing by the Borrower under Section 2.2(c) (Borrowing Procedures) (after giving effect to any grace period set forth therein) or any Reimbursement Obligation when the same becomes due and payable; or

(b) any Loan Party shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Secured Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Use of Proceeds), 7.11 (Additional Collateral and Guaranties), 7.13 (Real Property) or Article VIII (Negative Covenants), (ii) any term, covenant or agreement contained in Section 6.1 (Financial Statements) if such failure shall remain unremedied for five days or (iii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) the Parent, the Borrower or any of their respective Subsidiaries shall fail to make (after giving effect to any applicable grace period) any payment on any Indebtedness of the Parent, the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount the Dollar Equivalent of which equals or exceeds $5,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) the Parent, the Borrower or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Parent, Borrower or any of their respective Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Parent, the Borrower or any of their respective Subsidiaries (but not instituted by the Parent, the Borrower or any of their respective Subsidiaries) either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) the Parent, the Borrower or any of their respective Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $5,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $5,000,000 in the aggregate; or

(i) any provision of any Loan Document after delivery thereof shall for any reason (other than through a termination executed by the Administrative Agent or otherwise in accordance with its terms) fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create valid and enforceable Liens on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Liens shall fail or cease to constitute the Requisite Priority Liens, or any Loan Party shall so state in writing and, if such invalidity relates solely to Collateral the aggregate value of which has a Dollar Equivalent not exceeding $1,000,000 and such invalidity or unenforceability is such as to be amenable to cure without materially adversely affecting the Administrative Agent and the other Secured Parties under any Loan Document, such invalidity or unenforceability shall not be cured within 30 days; or

(k) there shall occur any Change of Control; or

(l) one or more of the Parent, the Borrower and their respective Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Parent, the Borrower and their respective Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Parent, the Borrower or any of their respective Subsidiaries is likely to incur Environmental Liabilities and Costs whose Dollar Equivalent exceeds $7,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements) prior to the date hereof.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f)(ii) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit and Swing Loans

(a) Cash Collateral Accounts.  At any time (a) upon the Revolving Credit Termination Date, (b) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 102% of the Letter of Credit Obligations or (c) as may be required by Sections 2.3 (Swing Loans), 2.4(a)((ii)(B) (Letters of Credit), 2.9(c) or (d) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (a) and (b) above, the amount required such that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 102% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (c) above, the amount required by Sections 2.3 (Swing Loans), 2.4(a)(ii)(B) (Letters of Credit) or 2.9(c) (Mandatory Prepayments).  The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations.  The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

(b) Grant of Security Interest.  All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuers and the Lenders (including the Swing Loan Lender), a security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.  If at any time the Administrative Agent determines that cash collateral in a Cash Collateral Account is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such cash collateral is less than that required to eliminate the applicable Fronting Exposure, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate the applicable Fronting Exposure.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under any of this Section 9.3 or Sections 2.3 (Swing Loans), 2.4 (Letters of Credit), 2.9 (Mandatory Prepayments) or 9.5 (Application of Proceeds) in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans or obligations to fund participations therein (including, as to cash collateral deposited in a Cash Collateral Account provided by a Defaulting Lender, interest accrued on such obligation) for which the Cash Collateral Account or other credit support was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash collateral deposited in a Cash Collateral Account pursuant to any of the Sections referred to in Section 9.3(c) shall be released (except (i) as may be agreed to among the parties posting and the Issuers or Swing Loan Lender benefiting from such Cash Collateral Account and (ii) cash collateral deposited into a Cash Collateral Account provided by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default) promptly following the payment, satisfaction or (as to Letters of Credit) expiration of the obligations giving rise to delivery of such cash collateral, or, as to cash collateral provided pursuant to Sections 2.3 (Swing Loans) or 2.4 (Letters of Credit), such earlier date as (A) the status of the applicable Lender as a Defaulting Lender shall be terminated or (B) the Administrative Agent shall determine in good faith that there remain outstanding no actual or potential Defaulting Lender funding obligations as to which a benefited Issuer or Swing Loan Lender desires to maintain a Cash Collateral Account.

Section 9.4 Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9.5 Application of Proceeds

Proceeds of Collateral received by the Administrative Agent shall be applied to the Secured Obligations as follows:

(i) first, to pay interest on and then principal of any portion of any Loan that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent in its capacity as such;

(iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

(v) fifth, to pay interest then due and payable in respect of all Loans and Reimbursement Obligations;

(vi) sixth, to pay or prepay principal payments on all Loans, all Reimbursement Obligations and all Secured Obligations under Hedging Contracts then due and payable by any Loan Party and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations, obligations under Hedging Contracts, Secured Cash Management Obligations and Letter of Credit Undrawn Amounts; and

(vii) seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Secured Obligations set forth in any of clauses first through seventh above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligations ratably, based on the proportion of the Administrative Agent’s, each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Swing Loans until such Loans are paid in full and then to repay Revolving Loans.

ARTICLE X

The Agents

Section 10.1 Appointment and Authority

(a) Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental hereto or thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including with respect to any Secured Cash Management Obligations or Secured Hedging Contract Obligations to which it or any of its Affiliates is a party) and the Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender (or such Affiliate of such Lender) and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (Miscellaneous) (including Section 11.4(e) (Indemnities, Reimbursements, Damage Waiver), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.2 Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relat-

ing to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 (Amendments, Waivers, Etc.) and 9.2 (Remedies)) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and the partners, directors, officers, employees, agents, trustees and advisors.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.6 Resignation of Administrative Agent

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 (Costs and Expenses) and 11.4 (Amendments, Waivers, Etc.) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents, trustees and advisors in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents other than obligations and duties with respect to outstanding Letters of Credit in accordance with the terms of such Letters of Credit, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.  If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties and obligations of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letter of Credit Obligations pursuant to Section 2.4(d) (Letters of Credit)).  If Bank of America resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make

Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3(e) (Swing Loans).

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and the partners, directors, officers, employees, agents, trustees and advisors and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and the partners, directors, officers, employees, agents, trustees and advisors and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 [Reserved]

Section 10.9 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.12 (Fees), 11.3 (Costs and Expenses) and 11.4 (Indemnities, Reimbursement, Damage Waiver)); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 (Fees), 11.3 (Costs and Expenses) and 11.4 (Indemnities, Reimbursement, Damage Waiver).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer or in any such proceeding.

Section 10.10 Collateral and Guaranty Matters

Each of the Lenders (for itself and its Affiliates, including in their respective capacities under Secured Cash Management Obligations and Secured Hedging Contract Obligations) and each of the Issuers irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Obligations and Secured Hedging Contract Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which cash collateral, or other arrangements, reasonably satisfactory to the Administrative Agent and the Issuers shall have been made), (ii) that is sold or to be sold (except for any sale to a Loan Party) as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.1 (Amendments, Waivers, Etc.);

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2(d) (Liens, Etc.).

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.  In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Section 10.11 Secured Cash Management Obligations and Secured Hedging Contract Obligations

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Secured Party that is an obligee under any Secured Cash Management Obligations or Secured Hedging Contract Obligations that obtains the benefits of Section 9.5 (Application of Proceeds), any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Obligations and Secured Hedging Contract Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party, as the case may be.

Section 10.12 Other Agents, Arrangers and Managers

None of the Lenders or other Persons identified on the facing page of this Agreement as a “syndication agent,” “joint lead arranger” or “joint book-running manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 10.13 Withholding Tax Indemnity

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.14(c) (Special Provisions Governing Eurodollar Rate Loans) and Section 2.16 (Taxes) and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  The agreements in this Section 10.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.  For purposes of this Section 10.13, the term “Lender” shall include any Issuer.

ARTICLE XI

Miscellaneous

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders), (y) in the case of any amendment necessary to implement the terms of a Facilities Increase in accordance with the terms hereof, by the Borrower and the Administrative Agent, and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(ii) extend the scheduled final maturity of any Loan owing to such Lender, or waive or postpone any scheduled date fixed for the payment of principal or interest (other than with respect to the increase in such rate of interest triggered by any Default or Event of Default) of any such Loan or any fee owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction or termination of such Lender’s Commitment);

(iii) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(iv) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender, or waive any such payment;

(v) [Reserved];

(vi) change the percentage of Lenders required for any or all Lenders to take any action hereunder or change the definition of “Requisite Lender,” in each case other than to effect a Facilities Increase;

(vii) release all or substantially all of the Collateral or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) or the dissolution or liquidation of a Subsidiary Guarantor permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

(viii) amend this Section 11.1 or Section 9.5 (Application of Proceeds) or, following an exercise of remedies pursuant to Section 9.2 (Remedies), the definition of “Ratable Portion” or Section 2.13(f) (Payments and Computations) or Section 11.7 (Sharing of Payments, Etc.) without the written consent of each Lender directly affected thereby;

and provided, further, that:

(1) (i) any change to the definition of the term “Requisite Term Loan Lenders” shall require the consent of the Requisite Term Loan Lenders and (ii) any change to the definition of “Requisite Revolving Credit Lenders” shall require the consent of the Requisite Revolving Credit Lenders, in each case other than to effect a Facilities Increase;

(2) (i) any modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Term Loan Lenders and (ii) any modification of the application of payments to the Revolving Loans pursuant to Section 2.9 (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) (Termination of the Commitments) shall require the consent of the Requisite Revolving Credit Lenders;

(3) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder;

(4)  no amendment, waiver or consent shall affect the rights or duties of any Agent or Issuer under this Agreement or the other Loan Documents unless in writing and signed by such Agent or Issuer in addition to the Lenders required above to take such action;

(5) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents;

(6) notwithstanding any of the foregoing, the Administrative Agent may, solely with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, as long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer in any material respect;

(7) no amendment, waiver or consent shall impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Loan Facility, the Requisite Term Loan Lenders and (iii) if such Facility is the Revolving Credit Facility, the Requisite Revolving Credit Lenders;

(8) any amendment or waiver of any Fee Letter shall require the consent of the parties thereto and no other Person; and

(9) no amendment, waiver or consent shall amend or waive any of the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) (including by amending or waiving any representation or warranty set forth in Article IV (Representations and Warranties) or any existing Default or Event of Default that has the effect of waiving any condition precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit)) without the written consent of the Requisite Revolving Credit Lenders and the Requisite Lenders (it being understood that an amendment of any covenant under which no Default or Event of Default then exists shall not require the separate written consent of the Requisite Revolving Credit Lenders).

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of all Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or the modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders (other than by virtue of the events and/or circumstances giving rise to such Defaulting Lender being or becoming a Defaulting Lender) shall require the consent of such Defaulting Lender.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of any Revolving Credit Lender or Term Loan Lender in addition to the consent of the Requisite Lenders, the consent of the Requisite Lenders is obtained but the consent of such Revolving Credit Lender or Term Loan Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all of the Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender, in each case for an amount equal to the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees and other amounts with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans, as applicable, held by it and all accrued and unpaid interest and fees and other amounts with respect thereto through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.  An Eligible Assignee that becomes a Lender pursuant to this clause (c) shall pay any applicable recordation or processing fees set forth in Section 11.2(b) (Assignments and Participations).

(d) Notwithstanding anything in this Section 11.1 or the definition of “Requisite Lenders” or “Requisite Term Loan Lenders” to the contrary, for purposes of determining whether the Requisite Lenders or the Requisite Term Loan Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Requisite Lenders or Requisite Term Loan Lenders have taken any actions.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that if a case under Title 11 of the Bankruptcy Code of the United States is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (solely in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

Section 11.2 Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that:

(i) (A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitments, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitments;

(ii) each such assignment shall be, as determined as of the date of the Assignment and Acceptance with respect to such assignment, (A) an assignment of the assignor’s entire interest in any Facility, (B) an assignment to a Lender or an Affiliate or Approved Fund of such Lender or (C)(1) an assignment of Term Loans and Term Loan Commitments in an amount that is an integral multiple of $1,000,000, (2) any assignment of any Revolving Credit Outstandings and Revolving Credit Commitments in an amount that is an integral multiple of $1,000,000 or (3) an assignment of any other amount made with the consent of the Borrower and the Administrative Agent; and

(iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed);

and provided, further, that, notwithstanding any other provision of this Section 11.2, (x) the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing and (y)  the consent of the Borrower shall not be required for any assignment by any Affiliate or Approved Fund of the Administrative Agent or the Syndication Agent of the Commitments held on the Closing Date by any such Affiliate or Approved Fund if such assignment is made within the first 60 days as part of the syndication of the Term Loan Facility; and provided, further, that the consent of each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.  Any such assignment need not be ratable as between the Term Loan Facility and the Revolving Credit Facility.  Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to an Affiliated Lender shall also be subject to the requirements set forth in clause (k) below.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment.  Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance, the receipt by the Administrative Agent from the assignee of a processing and recordation fee in the amount of $3,500 (which fee may be waived in the sole discretion of the Administrative Agent) from and after the effective date specified in such Assignment and Acceptance and the receipt, to the extent required, of the consent from the Borrower and the Administrative Agent, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.14(c) and (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy), Section 2.16 (Taxes), Section 11.3 (Costs and Expenses) and Section 11.4 (Indemnities, Reimbursement, Damage Waiver) with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (f) below.

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount (and related interest amounts) of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender.  Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within 5 Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder.  Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

(e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement, shall retain all voting rights and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below.  Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).  The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower or the Parent from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent, Issuers, Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest.  Each Special Purpose Vehicle shall be entitled to the benefits of Section 2.14(c) and (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy) and Section 2.16 (Taxes) as if it were such Lender (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certifications pursuant to Section 2.16(f)) (Taxes); provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy) or Section 2.16 (Taxes) to any such Special Purpose Vehicle or any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder, unless the assignment to such Special Purpose Vehicle is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed); and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Parent, the Administrative Agent, the Issuers, the other Lenders or the other Secured Parties.

(f) Each Lender may sell participations to one or more Persons (other than a natural person or a Defaulting Lender) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit).  The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral.  In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Parent, the Administrative Agent, the Issuers, the other Lenders and the other Secured Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each participant shall be entitled to the benefits of Section 2.14(c) and (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy) and Section 2.16 (Taxes) as if it were a Lender (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certifications pursuant to Section 2.16(f)) (Taxes); provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy) or Section 2.16 (Taxes) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Parent, the Administrative Agent, the Issuers, the other Lenders or the other Secured Parties.  The Loan Parties and each Affiliated Lender (solely by its ownership of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the Bankruptcy Code of the United States is commenced against any Loan Party, to the extent that any Affiliated Lender would have the right to direct any participant with respect to any vote with respect to any plan of reorganization with respect to any Loan Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Affiliated Lender pursuant to this clause (f), such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (solely in its capacity as a participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders or participants that are not Affiliates of the Borrower.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(g) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative

Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(b) (Evidence of Debt) relating to notations of transfer in the Register.  If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(h) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans and Reimbursement Obligations or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(j) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to Section 11.2(a) (Assignments and Participations), Bank of America may (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Loan Lender.  In the event of any such resignation as Issuer or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuer or Swing Loan Lender, as the case may be.  If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties and obligations of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letter of Credit Obligations pursuant to Section 2.4(d) (Letters of Credit)).  If Bank of America resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3(e) (Swing Loans).  Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and obligations and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substi-

tution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(k) (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with clause (a) above; provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit O hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Loans to any Affiliated Lender; and

(D) no Term Loan may be assigned to an Affiliated Lender pursuant to this clause (k), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 10% of all Term Loans then outstanding.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II (the Facilities)), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

Section 11.3 Costs and Expenses

(a) The Borrower agrees upon demand (but within 10 days after delivery of notice for any such amounts arising after the Closing Date) to pay, or reimburse the Administrative Agent and the Syndication Agent for, all of such Agent’s reasonable audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Cahill Gordon & Reindel llp, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such Agent in connection with any of the following:  (i) in the case of the Administrative Agent, the Administrative Agent’s audit and investigation of the Parent and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Parent or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan

Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to such Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, the Transactions, the Senior Notes Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, the Senior Notes Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same (whether or not it becomes effective); provided, however, that, (x) the Administrative Agent may not be reimbursed hereunder for the expenses of more than one outside counsel and, any reasonably appropriate local and special counsels and (y) the Borrower shall not be required to pay for the fees and expenses of any third party consultant, appraiser or auditor advising any Agent without the consent of the Borrower (which consent shall not be unreasonably withheld).

(b) The Borrower further agrees to pay or reimburse each of the Agents, Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement), incurred by each such Agent, Lender or Issuer in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Parent’s Subsidiaries and related to or arising out of the transactions contemplated hereby (including the Transactions) or by any other Loan Document or Senior Notes Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4 Indemnities, Reimbursement, Damage Waiver

(a) The Borrower agrees to indemnify and hold harmless each Agent, each Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract the obligations under which are Secured Hedging Contract Obligations if such Person was a Lender or Issuer at the time it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, and reasonable out-of-pocket costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Senior Notes Document,

the Transactions or any act, event or transaction, or investigation, litigation or proceeding, related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter to the extent such Indemnified Matter has resulted from the gross negligence, bad faith or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; and provided, further, that the Borrower shall not be required to reimburse the Administrative Agent for the expenses of more than one counsel (and appropriate local and special counsels) or the other Indemnitees for the expenses of more than one counsel (and appropriate local and special counsels) for all such other Indemnitees.  Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs relating to the Parent or any of its Subsidiaries, (ii) any costs or liabilities incurred in connection with any Remedial Action relating to the Parent or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and FIFRA and applicable state property transfer laws, except with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by any Agent, any Lender or any Issuer, or any Agent, any Lender or any Issuer having become the successor in interest to the Parent or any of its Subsidiaries and (y) attributable solely to acts of such Agent, such Lender or such Issuer or any agent on behalf of such Agent, such Lender or such Issuer.

(b) The Borrower shall indemnify each Agent, Lender and Issuer for, and hold each Agent, Lender and Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agents, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) Each of the Borrower and the Parent, at the request of any Indemnitee, shall have the obligation to defend, and to cause each of their Subsidiaries to defend, against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, the Parent and each such Subsidiary, in any event, may participate in the defense thereof with legal counsel of the Borrower’s, the Parent’s or such Subsidiary’s choice.  In the event that such Indemnitee requests the Borrower, the Parent or any such Subsidiary to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower, the Parent or such Subsidiary shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) Each of the Borrower and the Parent agrees, and shall cause each of their Subsidiaries to agree, that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

(e) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3 (Costs and Expenses) and clause (a) above to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuers or any Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuers or such Affiliates, the partners, directors, officers, employees, agents, trustees and advisors, as the case may be, such Lender’s applicable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuers in its capacity as such, or against any Affiliate, partners, director, officer, employee, agent, trustee and advisor of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuers in connection with such capacity and provided further that the obligation to indemnify the Issuers pursuant to this clause (e) in their capacity as such shall be limited to Revolving Credit Lenders only.  The obligations of the Lenders under this clause (e) are subject to the provisions of Section 2.2(d) (Borrowing Procedures).

(f) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 11.5 Limitation of Liability

(a) Each of the Borrower and the Parent agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any Subsidiary of any Loan Party or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby (including the Transactions) or by any other Loan Document or Senior Notes Document, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct.  In no event, however, shall any party hereto be liable on any theory of liability for any special, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each of the parties hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) In no event shall any Agent  or any of its Affiliates or any of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (collectively, the “Agent Affiliates”) have any liability to any Loan Party, Lender, Issuer or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or any Agent Affiliates’ transmission of electronic communications through the internet or any use of the Platform, except to the extent such liability of any Agent Affiliate is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted form the Administrative Agent’s or such Agent Affiliate’s gross negligence, bad faith or willful misconduct.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Parent or the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7 Sharing of Payments, Etc.

(a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off))) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders (other than as expressly provided in Section 2.8(c) (Optional Prepayments), such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral in respect of obligations relating to Letters of Credit or Swing Loans pro-

vided for in Section 9.3 (Actions in Respect of Letters of Credit), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations or Swing Loans to any assignee or participant, other than an assignment to the Parent or any of its Subsidiaries (as to which the provisions of this Section shall apply).

(d) The Parent and the Borrower agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8 Notices, Etc.

(a) Addresses for Notices.  All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower or the Parent:

c/o Prestige Brands, Inc.
90 North Broadway
Irvington, New York  10533

Attention:

Peter J. Anderson
Telecopy no:  (914) 524-6821
E-Mail Address:  panderson@prestigebrandsinc.com

and

Charles N. Jolly, Esq.
Telecopy no:  (914) 524-7488
E-Mail Address:  cjolly@prestigebrandsinc.com

(ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(iv) if to the Administrative Agent or the Swing Loan Lender, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices);

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Parent, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to the Platform (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, as set forth in clause (c) below; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Agents) shall not be effective until received by the Administrative Agent.

(c) Electronic Communications.  Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Article II (the Facilities) if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Public Lenders.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or any Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower, the Parent, the Administrative Agent and the Syndication Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Parent, each Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that nei-

ther the Borrower nor the Parent shall have the right to assign any of their respective rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the Borough and City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrower and the Parent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.8 (Notices, Etc.).  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13 Waiver of Jury Trial

Each of the Agents, the Lenders, the Issuers, the Parent and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

Section 11.14 Marshaling; Payments Set Aside

None of the Agents, Lenders or Issuers shall be under any obligation to marshal any assets in favor of the Borrower, the Parent or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to any Agent, Lender or Issuer or any such Person receives payment from the proceeds of the Collateral or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.  If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18 Confidentiality

Each Lender and each Agent agrees to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or such Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or such Agent’s, as the case may be, Affiliates, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information and agree to be bound by the provisions hereof for the benefit of the Borrower, (b) to the extent such information presently is or hereafter becomes available to such Lender or such Agent, as the case may be, on a non-confidential basis from a source other than the Parent, the Borrower or any other Loan Party and do not reasonably suspect that such information is disclosed in violation of a confidentiality agreement or is otherwise unauthorized, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, as long as, to the extent permitted by Requirements of Law, notice thereof is given to the Borrower by the applicable Lender or Agent prior to (or, in the case of a judicial order, promptly after) such disclosure; provided that no such notice shall be required to the extent such disclosure is required by bank regulators for customary reviews in the ordinary course of business, or (d) to current or good faith prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18.

For purposes of this Section, “information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuers on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuers acknowledges that (a) the information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 11.19 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuers or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.20 USA PATRIOT Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.21 Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Prestige Brands, Inc.,
as Borrower

By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

Prestige Brands Holdings, Inc.,
as the Parent

By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

[SIGNATURE PAGE TO PRESTIGE BRANDS, INC. CREDIT AGREEMENT]

Bank of America, N.A.,
as Administrative Agent,
Swing Loan Lender, Issuer and Lender

By:	/s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Senior Vice President

[SIGNATURE PAGE TO PRESTIGE BRANDS, INC. CREDIT AGREEMENT]

Deutsche Bank Securities Inc.,
as Syndication Agent,

By:	/s/ Scott Sartorios
Name: Scott Sartorios
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Director

[SIGNATURE PAGE TO PRESTIGE BRANDS, INC. CREDIT AGREEMENT]

Deutsche Bank Trust Company Americas,
as a Lender

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Director

[SIGNATURE PAGE TO PRESTIGE BRANDS, INC. CREDIT AGREEMENT]